UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Merit Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

III CASCADE PLAZA

AKRON, OHIO 44308

March 8, 2012

To Our Shareholders:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of FirstMerit Corporation (“FirstMerit” or the “Company”) to be held on April 18, 2012, at 10:00 a.m., local time, at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

At the Annual Meeting, you will be asked to: (i) elect 12 directors whose terms will expire at the Annual Meeting in 2013; (ii) ratify the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and (iii) approve, on an advisory basis, the compensation of FirstMerit’s named executive officers.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

PAUL G. GREIG
Chairman, President and Chief Executive Officer

FIRSTMERIT Corporation

III CASCADE PLAZA

AKRON, OHIO 44308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 18, 2012

The Annual Meeting of Shareholders of FirstMerit Corporation (“FirstMerit” or the “Company”), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308, on Wednesday, April 18, 2012, at 10:00 a.m., local time, for the following purposes:

1.	To elect twelve directors;

2.	To ratify the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve, on an advisory basis, the compensation of FirstMerit’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on February 21, 2012, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Your Board of Directors recommends that you vote: (i) “FOR” the election of each of the director nominees; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and (iii) “FOR” approval, on an advisory basis, of the compensation of FirstMerit’s named executive officers.

By Order of the Board of Directors,

JUDITH A. STEINER
Executive Vice President, General Counsel and Secretary

Akron, Ohio

March 8, 2012

FIRSTMERIT Corporation

PROXY STATEMENT

March 8, 2012

This proxy statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation (“FirstMerit” or the “Company”), an Ohio corporation, of the accompanying proxy to be voted at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 18, 2012, at 10:00 a.m., local time, and at any adjournment thereof. The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. To obtain directions to attend the Annual Meeting, please contact Investor Relations at (330) 384-7020. This proxy statement, together with the related proxy and FirstMerit’s 2011 Annual Report to Shareholders (the “Annual Report”), are being mailed to the shareholders of the Company on or about March 8, 2012. FirstMerit® is a registered trademark of the Company.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where will the Annual Meeting be Held?

The Annual Meeting will be held on Wednesday, April 18, 2012, at 10:00 a.m., local time, at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

Why did I Receive these Proxy Materials?

You have received these proxy materials because FirstMerit’s Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that FirstMerit is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who may Vote at the Annual Meeting?

FirstMerit’s Board of Directors has set February 21, 2012 as the “record date” for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on February 21, 2012, there were 109,201,965 shares of FirstMerit common stock, no par value, outstanding. Each common share entitles the holder to one vote on each item to be voted upon at the Annual Meeting and there is no cumulative voting.

What is the Difference between Holding Common Shares as a “Shareholder of Record” and as a “Beneficial Owner”?

If your common shares are registered directly in your name, you are considered the “shareholder of record” of those shares. FirstMerit has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your common shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your common shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the common shares held in your account by following the voting instructions the organization provides to you.

How do I Vote?

Shareholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	By completing the accompanying proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the Annual Meeting and casting your vote in person.

For the Annual Meeting, FirstMerit is offering shareholders of record the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, shareholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:59 p.m., local time, Akron, Ohio, on April 17, 2012.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other shareholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on February 21, 2012 in order to vote in person.

What if My Common Shares are Held through the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan?

If you participate in the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “401(k) Plan”) and have money invested in the FirstMerit common stock fund, you can instruct the trustee of the 401(k) Plan how to vote those shares.

How will My Common Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your shares will be voted:

•	“FOR” the election of each of the director nominees listed under “PROPOSAL ONE — ELECTION OF DIRECTORS;”

•

“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 under “PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;” and

•	“FOR” the approval of the compensation of FirstMerit’s named executive officers under “PROPOSAL THREE — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF FIRSTMERIT’S NAMED EXECUTIVE OFFICERS.”

Can Other Matters be Decided at the Annual Meeting?

On the date that this proxy statement was printed, FirstMerit did not know of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with respect to the same shares;

•	the execution of a later casted Internet or telephone vote with respect to the same shares;

•	giving notice in writing to the Corporate Secretary at FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308; or

•	notifying the Corporate Secretary in person at the Annual Meeting.

If your common shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the common shares on February 21, 2012. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common shares held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Innisfree M&A Incorporated to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $15,000, plus reasonable distribution and mailing costs.

How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

At least 54,600,983 common shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their common shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on “routine” proposals but not others. If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally do not have the same effect as a negative vote on the matter. The proposal to ratify the appointment of our independent registered public accounting firm is the only routine matter for which a broker or other nominee may vote common shares without instructions from the beneficial owners.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal		Vote Required
•	PROPOSAL ONE — ELECTION OF DIRECTORS	•	Election of the director nominees requires the affirmative vote of the holders of a plurality of the common shares present, represented and entitled to vote at the Annual Meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

Proposal		Vote Required
•	PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	•	The proposal to ratify the appointment of FirstMerit’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two.
•	PROPOSAL THREE — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF FIRSTMERIT’S NAMED EXECUTIVE OFFICERS	•	The proposal to approve the resolution regarding the compensation of FirstMerit’s named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to the Company’s named executive officers, or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

Under Ohio law, FirstMerit’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”), and its Second Amended and Restated Code of Regulations (the “Regulations”), the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each share owned, and shareholders may not cumulate votes. Shares as to which the authority to vote is withheld are not counted toward the election of directors; however, in February 2007, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “WITHHOLD AUTHORITY” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A detailed summary of this policy is set forth under the caption “CORPORATE GOVERNANCE — Policies of the Board of Directors” beginning on page 9 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 18, 2012

The proxy statement, Form 10-K for the year ended December 31, 2011 and the 2011 Annual Report are available free of charge at www.proxydocs.com/fmer.

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors of FirstMerit is currently comprised of 12 members, all of which are nominees for re-election at the Annual Meeting. Additional information regarding each director nominee is set forth in “PROPOSAL ONE — ELECTION OF DIRECTORS” beginning on page 14 of this proxy statement. The Board of Directors has determined that each of the directors listed below meets the independence standards set forth under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), which are reflected in our Director Independence Standards (discussed below), and is an independent director. The NASDAQ independence standards include a series of objective tests, such as that the director is not an employee of FirstMerit and has not engaged in various types of business dealings with FirstMerit, to determine whether there are any relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. To be considered independent, the Board of Directors must affirmatively determine that the director has no material relationship with FirstMerit. The Board of Directors has adopted Director Independence Standards, which outline the independence standards set forth in the NASDAQ listing standards and outline specific relationships that are deemed to be categorically immaterial for purposes of director independence. The Director Independence Standards are available on our website at www.firstmerit.com.

Karen S. Belden	Gina D. France
R. Cary Blair	Terry L. Haines
John C. Blickle	J. Michael Hochschwender
Robert W. Briggs	Philip A. Lloyd
Richard Colella	Clifford J. Isroff

The only current directors of FirstMerit that have not been deemed independent by the Board of Directors are Steven H. Baer and Paul G. Greig, FirstMerit’s Chairman, President and Chief Executive Officer (“CEO”). In reviewing the independence of Mr. Baer, the Board of Directors determined that, while all fees paid by FirstMerit Bank, N.A. (“FirstMerit Bank”), a wholly-owned subsidiary of FirstMerit, to Rally Capital Services, LLC (“Rally Capital”), a consulting firm of which Mr. Baer is a member, during 2011 or any of the past three fiscal years did not exceed 5% of Rally Capital’s annual consolidated gross revenues, fees paid to Rally Capital during 2011 by customers of FirstMerit Bank did exceed 5% of Rally Capital’s annual consolidated gross revenues and might interfere with his exercise of independent judgment in carrying out his responsibilities as a director. As a result, the Board of Directors determined that Mr. Baer should not be considered an independent director.

Certain Relationships and Related Transactions

Under FirstMerit’s Insider Activities Policy, the Audit Committee has delegated to the Corporate Governance and Nominating Committee the responsibility of reviewing and approving all related party transactions. The Insider Activities Policy is a written policy that covers all transactions that are reportable under Item 404 of Regulation S-K. Extensions of credit by FirstMerit and its banking subsidiaries to “insiders” of FirstMerit and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is FirstMerit’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed by the Corporate Governance and Nominating Committee either on a case-by-case basis or, in the case of an ongoing relationship (such as the legal services provided by the law firms identified above) are approved at the outset of the relationship and may be periodically reviewed. All loans to insiders of FirstMerit: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectibility or present other unfavorable features.

As mentioned above, director Steven H. Baer is a member of Rally Capital, a consulting firm that provided financial consulting and operational services to certain borrowers of Company subsidiaries during 2011. During fiscal 2011, FirstMerit Bank paid a total of approximately $157,000 to Rally Capital.

Attendance at Meetings

The Board of Directors held ten meetings during 2011. All incumbent directors attended at least 86% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with FirstMerit’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the members of the Board of Directors attended the 2011 Annual Meeting held on April 20, 2011.

Board Leadership and Lead Independent Director

Since his appointment as President and CEO in 2006, Paul G. Greig has also served as Chairman of the Board of Directors. The Board of Directors believes that Mr. Greig is best situated to serve as Chairman of the Board of Directors based upon his significant leadership position with FirstMerit and his in-depth familiarity with the Company’s business and industry. In addition, the Board of Directors believes that Mr. Greig’s combined roles as Chairman and CEO position him to effectively identify FirstMerit’s strategic priorities and lead Board discussions on the execution of Company strategy. While each of FirstMerit’s non-employee directors brings unique experience, oversight and expertise from outside the Company and its industry, Mr. Greig’s company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and CEO helps promote FirstMerit’s overall strategic development and facilitates the efficient flow of information between management and the Board.

While the Board of Directors believes that having a combined Chairman and CEO is essential to FirstMerit’s overall strategic development, the Board is also aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decisions regarding management. In order to appropriately balance the Board of Directors’ focus on strategic development with its management oversight responsibilities, the Board of Directors created the position of Lead Independent Director in 2003, with Clifford J. Isroff serving as Lead Independent Director since that time. As Lead Independent Director, Mr. Isroff is responsible for chairing the Board of Directors’ Executive Committee and for presiding at all executive sessions of the Board. In addition, Mr. Isroff acts as an active liaison between management and FirstMerit’s non-employee directors, maintaining frequent contact both with Mr. Greig to advise him on the progress of the Board of Directors’ committee meetings, and with individual non-employee directors concerning recent developments affecting the Company. Through the role of an active, engaged Lead Independent Director, it is the opinion of the Board of Directors that its leadership structure is appropriately balanced between promoting FirstMerit’s strategic development with the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to FirstMerit.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Corporate Governance and Nominating Committee conducts an annual assessment of the Board’s structure for compliance with corporate governance. Finally, the Risk Management Committee oversees management’s implementation and enforcement of FirstMerit’s framework for managing risk throughout the Company and its subsidiaries. The Board of Directors believes that its leadership structure, as discussed above, supports the risk oversight function of the Board of Directors.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; (iv) Executive Committee; and (v) Risk Management Committee. Each committee meets on a regular basis and reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of FirstMerit. The Audit Committee members currently are John C. Blickle (Chair), Karen S. Belden, Gina D. France and J. Michael Hochschwender. The Board has determined that it has two “audit committee financial experts” serving on its Audit Committee. John C. Blickle and Gina D. France each have been determined to have the attributes listed in the definition of “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the NASDAQ listing requirements. Mr. Blickle acquired these attributes through education and experience as a certified public accountant. Ms. France acquired these attributes through education and her experience in the investment banking industry. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on FirstMerit’s website at www.firstmerit.com. The Audit Committee held five meetings during 2011.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for directors, officers and employees of FirstMerit and its subsidiaries, and administers (among other plans): (i) FirstMerit’s equity plans; (ii) the Executive Cash Incentive Plan (the “ICP”); (iii) the Amended and Restated Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”); (iv) the Executive Life Insurance Program; and (v) the Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”). In addition, the Compensation Committee is involved in administering: (a) the Pension Program for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”); (b) the Executive Supplemental Retirement Plan (the “SERP”); (c) the 2008 Supplemental Executive Retirement Plan (the “2008 SERP”); (d) the Unfunded Supplemental Benefit Plan (the “Excess Plan”); (e) the 2008 Unfunded Supplemental Benefit Plan (the “2008 Excess Plan”); and (f) the 401(k) Plan. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on FirstMerit’s website at www.firstmerit.com.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. However,

FirstMerit’s CEO may not be in attendance during any portion of a meeting where the CEO’s performance or compensation are discussed, unless specifically invited by the Compensation Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. As permitted by the Compensation Committee Charter, the Compensation Committee retained the services of Gough Management Company (“Gough”), in order to provide the Compensation Committee with independent advice on executive compensation matters and to assist in its review of the compensation recommendations presented by management. During 2011, Gough: (i) prepared information for the Compensation Committee on competitive compensation levels and practices; (ii) compiled information relating to CEO compensation from selected peer banks; (iii) commented on ICP performance measures, including performance parameters and payouts; (iv) aided in determining long-term equity awards; and (v) assisted the Compensation Committee in reviewing the executive compensation recommendations presented by management. Pursuant to the terms of its retention, Gough reports directly to the Compensation Committee, which retains sole authority to select, retain, terminate and approve the fees and other retention terms of its relationship with Gough. The members of the Compensation Committee are R. Cary Blair (Chair), John C. Blickle, Terry L. Haines, J. Michael Hochschwender and Clifford J. Isroff. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee held seven meetings in 2011. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 19 of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to, among other things: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) review and reassess the corporate governance principles applicable to FirstMerit; (iii) lead the Board of Directors in its annual review of the Board’s performance; and (iv) review, evaluate and approve all related party transactions. The Corporate Governance and Nominating Committee consists of Gina D. France (Chair), John C. Blickle, Terry L. Haines and Clifford J. Isroff. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on FirstMerit’s website at www.firstmerit.com. The Corporate Governance and Nominating Committee held five meetings in 2011.

Executive Committee

The Executive Committee evaluates and responds to management’s recommendations concerning strategic planning, management and mergers and acquisitions. Additionally, the Executive Committee is authorized to act on behalf of the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee are Clifford J. Isroff (Chair), R. Cary Blair, John C. Blickle, Robert W. Briggs, Paul G. Greig and Philip A. Lloyd II. During 2011, the Executive Committee held ten meetings.

Risk Management Committee

The Risk Management Committee oversees management’s implementation and enforcement of FirstMerit’s framework for managing risk throughout the Company and its subsidiaries, including monitoring the lending activities of FirstMerit’s subsidiaries in order to help assure such activities are conducted in accordance with FirstMerit’s overall credit policies. Towards this end, the Risk Management Committee monitors the level and trend of key risks to FirstMerit and its subsidiaries and oversees management’s implementation and enforcement of the Company’s risk management framework. The members of the Risk Management Committee are Philip A. Lloyd II (Chair), Steven H. Baer, Karen S. Belden, Robert W. Briggs, Richard Colella and Clifford J. Isroff. The Risk Management Committee held 11 meetings during 2011. The Risk Management Committee operates under a written charter, a copy of which is available on FirstMerit’s website at www.firstmerit.com. Additional information regarding the Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 19 of this proxy statement.

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, under the Articles and the Regulations, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of FirstMerit. Nevertheless, it is the policy of the Board of Directors that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board. Thereafter, the Board of Directors will consider the resignation offer and whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the Board of Directors will consider all information and factors it deems relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes; (ii) the qualifications and performance of the tendering director(s); and (iii) his or her contributions to the Board of Directors and FirstMerit. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, FirstMerit will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Board’s consideration or action regarding whether to accept or reject the resignation offer. If a majority of the Board of Directors receive a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Incentive Compensation “Clawback”

To protect the interests of FirstMerit and its shareholders, the Board of Directors has implemented a policy for the clawback of incentive payments in the event an executive officer’s conduct leads to a restatement of the Company’s financial results. If the Board of Directors learns of any misconduct by an executive officer that contributed to FirstMerit having to materially restate all or a significant portion of its financial statements, the Board of Directors shall take such action as it deems necessary to address the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, pursue remedies it deems appropriate against the wrongdoer. In determining what remedies to pursue, the Board of Directors shall take into account all relevant factors and whether such restatement was the result of negligent, intentional or gross misconduct of the executive officer. The Board of Directors will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (i) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (ii) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. FirstMerit may pursue other actions, such as dismissal, legal action for breach of fiduciary duty or other means to enforce the executive officer’s obligations to the Company, as may be appropriate under the particular circumstances. In determining the appropriate action, the Board of Directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, although FirstMerit’s power to determine appropriate remedial action is in addition to, and not in replacement of, remedies pursued by such entities.

Shareholder Rights Plans

The Board of Directors evaluated and allowed FirstMerit’s shareholder rights plan to expire by its terms in 2006. The Board of Directors discussed at that time and confirmed its belief that it is important to retain the flexibility to adopt a shareholder rights plan in the future and to do so in advance of obtaining shareholder approval. At such time, the Board of Directors considered that rights plans can be effective to protect shareholders and FirstMerit from abusive takeover tactics and ensure that each shareholder is treated fairly in a potential acquisition of the Company. The Board of Directors noted that such plans have been effective in connection with bids for control of other companies by giving directors time to evaluate offers, investigate alternatives and take steps necessary to maximize shareholder value. The Board of Directors also has determined that adopting and disclosing a shareholder rights plan policy would be a matter of good corporate governance and of interest to FirstMerit’s shareholders.

It is the policy of the Board of Directors that it will adopt a shareholder rights plan only if either:

•	FirstMerit’s shareholders have approved the adoption of the shareholder rights plan in advance; or

•

at least a majority of the independent directors of the Board of Directors, in the exercise of their fiduciary responsibilities, determines that it is in the best interests of the shareholders under the circumstances to adopt a shareholder rights plan without the delay that would result from seeking advance shareholder approval; provided that, if such a plan has a stated term longer than 12 months, the Board will put the plan to a shareholder ratification vote within 12 months after it is adopted or the plan will expire automatically one year after it is adopted. If a shareholder rights plan is put to a shareholder vote by the Board of Directors and is not approved by a majority of the votes cast on the matter, then such plan will terminate immediately after the vote has been certified by the inspector of elections.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for directors of FirstMerit, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates that are suggested by Board members, executive officers or other sources. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which FirstMerit does business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of FirstMerit;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

As listed above, diversity of viewpoints, background, experience and other demographics is one of several criteria on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

Under the Corporate Governance Guidelines, a director who is age 72 or older at the time of election shall not stand for re-election; provided, however, the Corporate Governance and Nominating Committee retains the authority to recommend to the Board of Directors that a director age 72 or older may stand for re-election. The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than: (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Pursuant to the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	The name and address of the candidate;

2.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

3.	The information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and FirstMerit, as well as the candidate’s prior business and directorship experience);

4.	The information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and FirstMerit);

5.	A description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	The consent of the candidate to serve as a director of FirstMerit if so elected;

7.	Any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to FirstMerit or how the candidate would vote or serve as a director;

8.	Whether the candidate has been or is currently subject to any enforcement action or penalty or, to the candidate’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal actions; and

9.	All financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with FirstMerit, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

A.	The name and address of the shareholder making the nomination;

B.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the shareholder;

C.	A representation that the shareholder is a holder of record of FirstMerit common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

D.	A description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

E.	A description of any relationships, including business relationships, between the shareholder and the candidate;

F.	Whether the shareholder is acting in concert with any person with respect to FirstMerit common shares;

G.	Whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with FirstMerit;

H.	The information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving FirstMerit and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

I.	Whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

J.	If the shareholder is other than an individual: (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles); (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests; (iii) the names and addresses of each person that would be deemed to control the shareholder; and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, CEO, and other controlling parties.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute “good cause” for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals

Any proposals to be considered for inclusion in the proxy materials to be provided to shareholders of FirstMerit for its 2013 Annual Meeting may be made only by a qualified shareholder and must be received by FirstMerit no later than November 8, 2012.

If a shareholder intends to submit a proposal at FirstMerit’s 2013 Annual Meeting that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by January 22, 2013, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2013. The submission of such a notice does not ensure that a proposal can be raised at FirstMerit’s Annual Meeting.

Shareholder Communications with Directors

All written communications addressed to an individual director at the address of FirstMerit or one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at the address of FirstMerit or one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires FirstMerit’s directors, officers and persons who own beneficially more than ten percent of its common shares (“Section 16 Filers”) to file reports of ownership and transactions in the common shares with the Commission and to furnish FirstMerit with copies of all such forms filed. FirstMerit understands from the information provided to the Company by its Section 16 Filers that all transactions have been timely reported except that: Mr. Isroff has filed an amended Form 4 to report one intra-family, exempt transaction that was not timely reported and a Form 5 to report four intra-family, exempt transactions that were not timely reported on prior Form 5s; and each of Messrs. Terrence E. Bichsel, N. James Brocklehurst, Kenneth A. Dorsett, Mark N. DuHamel, David G. Goodall, Paul G. Greig, Christopher J. Maurer, William P. Richgels and Larry A. Shoff and Ms. Judith A. Steiner failed to timely file, by one day, one report on Form 4 with respect to one transaction consisting of a grant of restricted stock.

PROPOSAL ONE — ELECTION OF DIRECTORS

Presently, the Regulations fix the number of directors at 12, subject to adjustment as provided in the Regulations, and there are currently 12 directors in office, all of which have a term expiring at the Annual Meeting. Under the Corporate Governance Guidelines, a director who is age 72 or older at the time of election shall not stand for re-election unless the Corporate Governance and Nominating Committee determines that it is in the best interest of FirstMerit for such director to stand for re-election. Messrs. Blair, Colella and Isroff, whose terms as director expire at the Annual Meeting, have each reached the age of 72. However, the Corporate Governance and Nominating Committee and the Board of Directors have determined to nominate Messrs. Blair, Colella and Isroff for re-election based upon their significant accomplishments and leadership contributions as directors of FirstMerit. The Board of Directors has nominated each of the 12 director nominees for re-election and to serve as directors with a term expiring at the 2013 Annual Meeting.

Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

The following information, as of February 21, 2012, with respect to the age, principal occupation or employment, other affiliations and business experience during the last five years of each director nominee, has been furnished to FirstMerit by each director. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION AS DIRECTORS

(Term Expiring in 2013)

Steven H. Baer, Age 62

Mr. Baer has served as a director of FirstMerit since 2007 and is a member of the Risk Management Committee. Mr. Baer currently is a member of Rally Capital, LLC, Chicago, Illinois, a private investment banking and financial consulting firm, and holds a BSBA. and an MSBA. in Economics from the University of Denver. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Baer has developed through his educational background in economics and his professional experiences in commercial banking, real estate and investment banking allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

Karen S. Belden, Age 69

Ms. Belden has served as a director of FirstMerit since 1996 and is a member of the Company’s Audit and Risk Management Committees. Ms. Belden currently is a realtor with DeHoff Realtors, Canton, Ohio and is active with the Stark County, Ohio Board of Realtors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Belden has developed through her extensive experience in the real estate field, as well as her knowledge of the northeast Ohio business community and markets, and her experience as a director of FirstMerit, allow her to provide continued local business and real estate expertise to the Board of Directors and has nominated her for re-election.

R. Cary Blair, Age 72

Mr. Blair has served as a director of FirstMerit since 1996 and is a member of the Company’s Compensation and Executive Committees. Formerly, Mr. Blair served as Chairman and CEO of the Westfield Group, Westfield Center, Ohio, a group of financial services and insurance companies, and as a director for The Davey Tree Expert Company, a public company provider of horticultural services based in Kent, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Blair has developed through his leadership experience in the financial services and insurance fields and his experiences as a director of FirstMerit and The Davey Tree Expert Company, allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

John C. Blickle, Age 61

Mr. Blickle has served as a director of FirstMerit since 1990 and is a member of the Company’s Audit, Compensation, Corporate Governance and Nominating and Executive Committees. Mr. Blickle is the President of Rubber City Arches, LLC, Akron, Ohio, which is the owner and operator of 20 McDonald’s franchises located throughout northeast Ohio. Previously, Mr. Blickle served in the accounting field and has extensive public accounting experience qualifying him as a financial expert for purposes of serving on and chairing the Audit Committee of the Board of Directors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Blickle has developed through his educational background in business and accounting, his business and leadership experiences in the northeast Ohio market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued accounting, local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Robert W. Briggs, Age 70

Mr. Briggs has served as a director of FirstMerit since 1996 and is a member of the Company’s Executive and Risk Management Committees. Mr. Briggs was the President of the GAR Foundation until his retirement on December 31, 2011, is Chair of the John S. and James L. Knight Foundation, and is a Partner and Chairman Emeritus of the law firm of Buckingham, Doolittle & Burroughs, LLP, Akron, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Briggs has developed through his education and experiences in the legal field generally and in the northeast Ohio business market, his leadership roles in philanthropic foundations, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Richard Colella, Age 76

Mr. Colella has served as a director of FirstMerit since 1998 and is a member of the Company’s Risk Management Committee. Mr. Colella is the Managing Partner of the law firm of Colella & Weir, P.L.L., Lorain, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Colella has developed through his education and experiences in the legal field generally and in the northeast Ohio business market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Gina D. France, Age 53

Ms. France has served as a director of FirstMerit since 2004 and is a member of the Company’s Audit and Corporate Governance and Nominating Committees. Ms. France is the President of France Strategic Partners LLC, Medina, Ohio, a private strategic and transaction advisory firm. Ms. France also serves as a director of Cedar Fair LP, Sandusky, Ohio, a regional amusement-resort operator. Previously, Ms. France served as an investment banker with Lehman Brothers and a managing director of Ernst & Young LLP, providing her with education and business experiences qualifying her as a financial expert for purposes of serving on the Audit Committee of the Board of Directors. Ms. France holds a Master of Management (Finance) degree from the J.L. Kellogg Graduate School of Management at Northwestern University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. France has developed through her education and leadership experiences in the investment banking, accounting and financial services industries, allow her to provide continued financial and regional business expertise to the Board of Directors and has nominated her for re-election.

Paul G. Greig, Age 56

Mr. Greig has served as Chairman, President and CEO of FirstMerit since 2006 and is a member of the Company’s Executive Committee. Mr. Greig is also the Chairman, President and CEO of FirstMerit Bank. Prior to joining FirstMerit, Mr. Greig served as President and CEO of Charter One Bank, Illinois from 2005-2006 and President and CEO of Bank One, Wisconsin from 1999-2005. The Corporate Governance and Nominating Committee

believes that the attributes, skills and qualifications Mr. Greig has developed through his education and experiences in the banking and financial services industries, as well as his significant leadership positions with FirstMerit, allow him to provide continued business and leadership insight to the Board of Directors and has nominated him for re-election.

Terry L. Haines, Age 65

Mr. Haines has served as a director of FirstMerit since 1991 and is a member of the Company’s Compensation and Corporate Governance and Nominating Committees. Mr. Haines is currently retired and serves as a director of Ameron International Corporation, a public company producer of fiberglass-composite piping, concrete and steel pipe systems and specialized construction products. Formerly, Mr. Haines served as Chairman, President and CEO of A. Schulman, Inc., Akron, Ohio, a public company manufacturer and wholesaler of plastic materials. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Haines has developed through his public company leadership experiences, his knowledge of the northeast Ohio business market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued regional business and public company leadership expertise to the Board of Directors and has nominated him for re-election.

J. Michael Hochschwender, Age 51

Mr. Hochschwender has served as a director of FirstMerit since 2005 and is a member of the Company’s Audit and Compensation Committees. Mr. Hochschwender is the President and CEO of The Smithers Group, Akron, Ohio, a private group of companies that provides technology-based services to global clientele in a broad range of industries, and holds an M.B.A. from the Wharton School of Business, University of Pennsylvania. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Hochschwender has developed through his education and business leadership experiences in the northeast Ohio business market allow him to provide continued regional business and leadership expertise to the Board of Directors and has nominated him for re-election.

Clifford J. Isroff, Age 75

Mr. Isroff has served as a director of FirstMerit since 1981 and has served as the Company’s Lead Independent Director since 2003. Mr. Isroff is a member of FirstMerit’s Compensation, Corporate Governance and Nominating, Executive and Risk Management Committees. Mr. Isroff is currently retired and is actively involved with a number of significant non-profit organizations in the northeast Ohio area. Formerly, Mr. Isroff was the Chairman and Secretary of I Corp., Akron, Ohio, a manufacturing holding company, as well as the President and Chief Operating Officer of Sterling Jewelers, Akron, Ohio, which was acquired by Signet Group plc. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Isroff has developed through his leadership and business experiences in the northeast Ohio business market, as well as experience as a director of FirstMerit and his exemplary service as the Company’s Lead Independent Director, allow him to provide continued local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Philip A. Lloyd II, Age 65

Mr. Lloyd has served as a director of FirstMerit since 1988 and is a member of the Company’s Risk Management and Executive Committees. Mr. Lloyd is CEO of McDowell Family LLC and McDowell Properties, LLC, family owned entities involved in investments and investment real estate. Prior to his retirement from the firm in April 2011, Mr. Lloyd had been Of Counsel with the Vorys law firm, Akron, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Lloyd has developed through his education and extensive experiences in the legal field and the northeast Ohio business market, his knowledge and experience as a director of FirstMerit, as well as his significant ownership interest in FirstMerit, allows him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 21, 2012 (except as otherwise indicated by footnote) regarding the beneficial ownership of the common shares of FirstMerit by each director, each of the named executive officers of the Company appearing in the Summary Compensation Table, all directors, named executive officers and other executive officers of FirstMerit as a group and by each person known to the Company to own 5% or more of its common shares. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

		Number of Common Shares(1)			Percent of
Name	Sole Voting(2)(3)	Shared Voting	Options	Total	Class(4)
Steven H. Baer	9,136	1,400	—	10,536	*
Karen S. Belden	34,527	—	22,328	56,855	*
R. Cary Blair	38,334	2,902	22,328	63,564	*
John C. Blickle	31,767	33,658	22,328	87,753	*
Robert W. Briggs	20,570	—	22,328	42,898	*
Richard Colella	20,880	810	22,328	44,018	*
Gina D. France	9,266	—	9,135	18,401	*
Paul G. Greig	284,921	—	50,734	335,655	*
Terry L. Haines	57,444	—	22,328	79,772	*
J. Michael Hochschwender	21,084	300	6,090	27,474	*
Clifford J. Isroff	26,390	—	22,328	48,718	*
Philip A. Lloyd II (5)	64,164	418,066	22,328	504,558	*
Terrence E. Bichsel	85,617	—	154,232	239,849	*
William P. Richgels	57,441	—	15,221	72,662	*
David G. Goodall	35,507	—	—	35,507	*
Larry A. Shoff	47,384	—	107,456	154,840	*
All directors, named executive officers and other executive officers as a group (20 persons)	844,432	457,136	521,492	1,823,060	1.67%

5% Or Greater Shareholders
BlackRock, Inc., 40 East 52nd Street, New York, New York 10022 (6)				10,978,687	10.05%
Capital World Investors, 333 South Hope Street, Los Angeles, California 90071 (7)				5,495,000	5.03%
FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109 (8)				6,168,592	5.65%

*	Indicates less than 1% beneficial ownership.

(1)	The amounts shown represent the total outstanding common shares beneficially owned by the individuals and the common shares issuable upon the exercise of stock options within the next 60 days.

(2)	Includes the following number of restricted common shares for which the person has the right to vote, but not dispose of such common shares: (i) 2,404 by Messrs. Baer, Blair, Blickle, Briggs, Colella, Haines, Hochschwender, Isroff, Lloyd and Mses. Belden and France; (ii) 176,641 by Mr. Greig; (iii) 35,516 by Messrs. Bichsel and Richgels; (iv) 32,744 by Mr. Goodall; (v) 19,889 by Mr. Shoff; and (vi) 408,590 by all executive officers and directors as a group.

(3)	Excludes the following number of common shares deemed to be held under FirstMerit’s Director Deferred Compensation Plan and Executive Deferred Compensation Plan for which the person does not have the right to vote or dispose of such common shares: (i) 19,875 by Ms. Belden; (ii) 68,222 by Mr. Blickle; (iii) 15,980 by Mr. Briggs; (iv) 6,611 by Mr. Colella; (v) 9,749 by Ms. France; (vi) 27,056 by Mr. Haines; (vii) 15,821 by Mr. Hochschwender; (viii) 54,505 by Mr. Bichsel; (ix) 70 by Mr. Goodall; and (x) 225,647 all executive officers and directors as a group.

(4)	For all directors and executive officers, the percentage of class is based upon the sum of 108,768,784 common shares issued and outstanding on February 21, 2012 and the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options within 60 days of February 21, 2012. For all entities that are listed as beneficial owners of 5% or more of the common shares, the percentage of class is based upon 109,201,965 common shares issued and outstanding on February 21, 2012.

(5)	Mr. Lloyd disclaims beneficial ownership with respect to 254,713 common shares held by his spouse directly and 55,010 held by McDowell Family LLC, of which Mr. Lloyd is CEO and Mr. Lloyd’s spouse is a managing member. The reported beneficial ownership of Mr. Lloyd also includes 108,343 common shares held directly by Mr. Lloyd’s two adult daughters, for whom Mr. Lloyd holds a general power of attorney.

(6)	As reported in a Schedule 13G/A filed with the Commission on January 10, 2012 by BlackRock, Inc. The Schedule 13G/A discloses that the reporting entity had sole voting power and sole dispositive power as to all 10,978,687 shares.

(7)	As reported in a Schedule 13G/A filed with the Commission on February 10, 2012 by Capital World Investors and The Income Fund of America. The Schedule 13G/A indicates that Capital World Investors has sole voting and dispositive power over all 5,495,000 common shares. Capital World Investors is deemed to be the beneficial owner of such common shares as a result of Capital Research and Management Company (“CRMC”), of which Capital World Investors is a division, acting as an investment adviser to various companies registered under the Investment Company Act of 1940 (“Investment Company Act”). The Income Fund of America, an investment company under the Investment Company Act, is advised by CRMC.

(8)	As reported in a Schedule 13G filed with the Commission on February 14, 2012 by FMR LLC (“FMR”) and Edward C. Johnson 3d, chairman of FMR. The Schedule 13G indicates that FMR has sole voting power as to 670,185 common shares and sole dispositive power as to all 6,168,592 shares. The Schedule 13G indicates that Mr. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G indicates that 5,498,407 common shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”) as a result of acting as an investment adviser to several investment companies (“ICs”). Mr. Johnson and FMR, through its control of Fidelity, and the ICs each have sole dispositive power as to all such shares. Neither Mr. Johnson nor FMR has sole voting power as to such shares, as such power resides with the ICs’ Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G indicates that 11,500 common shares are beneficially owned by Strategic Advisers, Inc. (“Strategic Advisers”), a wholly-owned subsidiary of FMR, as a result of its serving as investment adviser to certain individuals. FMR’s beneficial ownership includes the 11,500 common shares beneficially owned through Strategic Advisers. The Schedule 13G indicates that 57,690 common shares are beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, as a result of its serving as investment adviser to certain institutional accounts, non-U.S. mutual funds or investment companies. Mr. Johnson and FMR, through its control of PGALLC, each has sole dispositive and sole voting power as to all such shares. The Schedule 13G also indicates that 600,995 common shares are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR, through its control of PGATC, each has sole dispositive power over all such shares and sole voting power as to 600,995 common shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding the 2011 compensation program for our named executive officers, whose compensation is detailed in the 2011 Summary Compensation Table on page 35 below and the other executive compensation tables and narratives contained in this proxy statement. The following information includes (1) the overall objectives of our 2011 named executive officer compensation program and what it was designed to reward, (2) each element of compensation that was provided to our named executive officers for 2011 and (3) an explanation of the Compensation Committee’s key decisions and actions regarding the 2011 compensation of our named executive officers.

For 2011, our named executive officers are:

Name	Title
Paul G. Greig	Chairman, President and Chief Executive Officer
Terrence E. Bichsel	Executive Vice President and Chief Financial Officer
William P. Richgels	Executive Vice President and Chief Credit Officer
David G. Goodall	Executive Vice President — Commercial Banking
Larry A. Shoff	Executive Vice President and Chief Information Officer

Executive Summary

Our Business

FirstMerit traces its corporate history back more than 160 years. Today, we are a diversified financial services company with assets of $14.4 billion as of December 31, 2011 and approximately 206 full service banking offices and 214 automated teller machines in Ohio, Western Pennsylvania, and the greater Chicago, Illinois area. We provide a full range of financial services to consumers and businesses through our core operations, which include retail banking, commercial banking and wealth management services.

Our community commitment and financial strength show that, from generation to generation, we have been a vital force in our communities and the lives of our customers. We strive to exceed our customers’ expectations through exceptional service experiences at every point of contact and through products and services that deliver what customers care about most. In order to maintain and build upon that record of service and excellence, which we feel has been a key aspect of our ability to provide value to our shareholders through these troubling economic times, we must continue to attract, retain and properly motivate exceptional financial services executives with the skills, knowledge and experience necessary to achieve our key business goals.

2011 Business Highlights

2011 was yet another year of uncertainty and challenges in the financial markets, the financial services industry and the broader economy as a whole. During 2011, our focus on the basic fundamentals of sound banking practices led us through another year of strong financial performance relative to our peers. In addition, our experienced senior leadership team succeeded in executing our business plans and achieving our strategic initiatives, which have positioned us to increase shareholder value and continue to grow our market share.

In what was a challenging year for the financial services industry, our strong fourth quarter financial performance marked our 51st consecutive quarter of profitability and capped a year of solid performance in which we increased earnings per share by 8% over 2010. We grew organically and invested back in the organization for future profitability. Our credit quality continued to improve and its performance has exceeded our peers for the last five years. Finally, we remain committed to the basic fundamentals of sound banking practices to preserve and grow shareholder value. In particular, during 2011, we accomplished the following significant goals:

•	Achieved our 48th, 49th, 50th and 51st consecutive quarters of profitability.

•	Generated earnings per share of $1.10, an increase of nearly 8% over 2010.

•	Generated net income of $119.6 million, compared to $102.9 million in 2010, an increase of over 16%.

•	Achieved average commercial loan growth of $448 million or 10.32%, and average core deposit growth of 20.5%.

•	Reduced net charge-offs for loan losses to $61 million in 2011, a decrease of more than 27% from 2010.

•	Continued our growth activities in the greater Chicago, Illinois region, including the origination of more than $390 million in commercial loans in the region.

2011 Performance Analysis

How Has FirstMerit Performed Relative to Other Financial Institutions?

As previously mentioned, 2011 was a challenging year for the financial services industry as a whole. Returns on shareholders’ investments in our industry were generally negative across the board for 2011. As indicated in the table below, we did not outperform our peers1 in terms of 2011 share price performance, but we continued to outperform our peers in terms of total shareholder return for the 2009-2011, 2007-2011 and 2002-2011 periods:

	Comparison of Total Shareholder Returns to Peer Institutions
	10 Years	5 Years	3 Years	1 Year
Total Shareholder Returns
FirstMerit	–11.30%	–19.42%	–15.58%	–20.03%
Peer Average	–58.36%	–64.60%	–21.87%	–4.83%

We believe that our total shareholder return for 2011 lagged that of our peers because, as our share price did not decrease to the same extent that it did for many of our peers during the financial crisis, our market price was not subject to the same upward-trending market corrections experienced by our peers during 2011. We believe that our investors are strongly focused on long-term results. As a result, we believe that our investors and their advisors should not place undue emphasis on our one-year total shareholder return results at the expense of recognizing our stronger relative performance versus these same peers over the past three-year, five-year and 10-year periods. Instead, our total shareholder return results show our ability to provide long-term value for our shareholders and our relative stock price stability compared to our broader market competitors.

In 2011, we remained committed to the basic fundamentals of sound banking practices in an attempt to outperform our peers and the industry over the long-term. We believe that this type of long-term success for us and our shareholders will continue to be reflected not only in long-term shareholder value results, but more specifically in our performance against our key operational metrics that have proven to drive long-term shareholder value, as shown below:

	Financial Performance Relative to Peer Institutions
	2011		2010		2009
	FirstMerit	Peers	FirstMerit	Peers	FirstMerit	Peers
Return on Average Assets	0.82%	0.63%	0.76%	0.25%	0.76%	– 0.85%
Return on Average Equity	7.72%	5.42%	7.82%	2.51%	8.09%	– 7.13%
Net Charge-Offs/Average Loans	0.85%	1.73%	1.23%	2.29%	1.22%	2.00%
Net Interest Margin	3.84%	3.72%	3.97%	3.70%	3.58%	3.51%

[1]

The Compensation Committee used SNL Financial and Bloomberg Finance as the source for the comparison information provided in this section (based on available information to date). Peer financial institutions include the following financial institutions that are generally utilized by management in presenting comparative financial information to industry analysts and investors as being representative of our most relevant geographic and broader market competitors: (1) Huntington Bancshares, Inc.; (2) Associated Banc-Corp; (3) Fulton Financial Corporation; (4) TCF Financial Corporation; (5) Citizens Republic Bancorp; (6) Park National Corporation; (7) First Commonwealth Financial Corporation; (8) Old National Bancorp; (9) MB Financial, Inc.; and (10) F.N.B Corporation.

The Compensation Committee believes that our strong historic and current relative performance is the result of management’s focus on credit quality and its refusal to adopt risky lending practices in pursuit of short-term gains, which has been, and continues to be, a primary reason for our exceptional relative and stable performance during the financial crisis that began in 2008. We further believe that our underlying financial performance, as described in this section, is the best indicator of our short-term performance given recent fluctuations in the financial markets.

How Did FirstMerit Perform Relative to Certain Strategic Initiatives?

In addition to our strong financial performance, the Compensation Committee also took note of our significant strategic accomplishments during 2011, including:

•

Growth in Market Share — We continued to develop and execute on initiatives to grow our market share for various products. These initiatives included: (1) launching marketing campaigns regarding our home equity line of credit, credit card, mortgage and checking products; (2) conducting quarterly cross-sell campaigns to target single service and next best product offers; and (3) raising brand awareness through various targeted promotional activities in key geographic areas.

•

Continued Growth in Chicago — We successfully increased our growth and footprint in the greater Chicago, Illinois area. Our activities in Chicago included: (1) fully staffing our Illinois indirect lending office and signing up 130 Chicago-area dealers for indirect lending; (2) significant increases in our greater Chicago non-covered loan portfolio; and (3) increasing our Chicago-area commercial loan production by over 120% from 2010.

•

Dynamic Market Response — We continued to enhance our ability to react to market changes in the wake of the recent financial crisis. These enhancements included: (1) increasing our customers’ use of electronic banking statements; (2) developing a comprehensive e-mail and online marketing strategy; and (3) increasing our offering of mobile banking applications.

•

New Product Build Out — We successfully designed, launched and executed a slate of redefined products. These products included: (1) consumer deposit products; (2) private banking products; and (3) commercial banking products.

How Does FirstMerit View its Linkage Between Pay and Performance?

Consistent with our focus on long-term share price performance and relative total shareholder return, the Compensation Committee takes a longer-term view of how our named executive officers’ pay and performance should be linked. Committee members are not limited in their views on compensation decisions by just the values that we are required to report in the Summary Compensation Table under applicable SEC rules, but instead make thoughtful pay decisions to reward achievement and drive meaningful results regarding our key metrics and goals. Committee pay decisions for 2011 were based on corporate and individual performance against key metrics described below, the positioning of officers’ pay both in a historical context and against general market levels, and subjective evaluations designed to identify the degree to which our executives are helping us achieve our and your long-term goals. Our compensation decisions are not a pure science, and we recognize that the named executive officers’ pay potential as required to be reported under SEC rules may not perfectly track annual stock price results or clearly match our relative pay positioning among our peers from year to year. Yet, our Compensation Committee has reviewed our 2011 pay decisions in the context of our compensation program and business performance for the past few fiscal years, and we believe that the compensation earned by our named executive officers for 2011 continues to be aligned with our long-term achievement and success in creating shareholder value and achieving our key business goals.

In fact, we think it is important for our shareholders and their advisors to note how our pay-for-performance culture drove specific compensation results for our CEO for 2011 that are in alignment with our relative total shareholder return performance:

•	Mr. Greig’s total salary, cash bonus and cash incentive compensation decreased by almost 15% versus the total salary, cash bonus and cash incentive compensation paid to him with respect to 2010; and

•	Mr. Greig received substantially the same grant-date fair value of equity compensation in 2011 as he received with respect to 2010.

Disregarding the amounts listed in the 2011 Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” a substantial portion of which resulted from Mr. Greig attaining certain age and service conditions under the terms of our retirement plans rather than affirmative decisions by us to pay him more with respect to 2011, the total compensation listed for Mr. Greig in the 2011 Summary Compensation Table for 2011 would have been about 9% less than the amount listed for him for 2010.

2011 Executive Compensation Highlights

In 2011, consistent with our past practices, we provided our named executive officers with a total compensation program consisting primarily of five elements: (1) base salary; (2) a performance-based annual cash incentive; (3) long-term equity incentive compensation; (4) pension and retirement benefits; and (5) health and welfare benefits. We believe that these five elements, when taken together, provide an optimum mix of fixed compensation and short- and long-term incentives that is the most effective means of attracting, retaining and motivating executives with the skills, knowledge and experience necessary to achieve our business goals and enhance shareholder value. At the same time, this mix of compensation elements is also designed to discourage our named executive officers from taking excessive risks that could harm our business.

While we continued to provide a performance-based annual cash incentive opportunity to our named executive officers in 2011, we modified our Incentive Compensation Program, or ICP, in 2011 to more effectively align pay and performance. This was accomplished through a re-design of the ICP implementing pay methodologies that are guided by our financial, strategic and individual performance, rely on well-defined and structured performance metrics and are based on informed subjective assessments, in order to easily and seamlessly adapt to regulatory and economic changes. We believe that the re-design of the ICP for 2011 helps ensure that the ICP continues to properly motivate our named executive officers to achieve our business goals and enhance shareholder value while avoiding excessive risk.

As further described below, we established three key financial performance goals and five relative financial performance goals at the beginning of 2011 to guide our 2011 ICP awards. Driving our 48th, 49th, 50th and 51st consecutive quarters of profitability in 2011, we achieved two of our three absolute financial performance goals and four of our five relative financial performance goals, and partially achieved (in other words, were within 5% variance of achieving) the other two financial performance goals. In addition, we achieved all of our strategic performance goals, and our named executive officers achieved all of their key individual performance goals for 2011. We further discuss our achievements and final payouts with respect to 2011 under “Analysis of 2011 Named Executive Officer Compensation Decisions and Actions” on page 26 below.

In addition to the ICP, we took the following specific actions with respect to the compensation of our named executive officers in 2011:

•	Provided a moderate base salary increase for each named executive officer effective April 1, 2011 based on our subjective comprehensive evaluation of each named executive officer’s 2010 performance.

•

Granted long-term equity incentive awards for our named executive officers in the form of time-vesting restricted shares, the amounts of which were based on our 2010 corporate performance and our objective and subjective assessment of each named executive officer’s individual contributions in 2010 and expected contributions in 2011.

As a further enhancement to our pay-for performance culture, we did not pay any discretionary or retention bonuses to our named executive officers with respect to 2011. The only cash awards we paid to the named executive officers with respect to 2011 were paid pursuant to the ICP and based on achievement of the applicable performance criteria and the completion of the subjective assessments described further below.

Compensation Committee’s Philosophy on Named Executive Officer Compensation

Our compensation program for our named executive officers is designed to deliver a full spectrum of pay, benefits, career development and work environment for our named executive officers. The Compensation Committee seeks to maximize the return from our investment by structuring the compensation program to include performance-based, at-risk pay components aligned to strategic and financial performance objectives and risk mitigation and retention related components. Pay elements are specifically designed to encourage and reward the achievement of our long-term interests and the creation of long-term shareholder value. For each named executive officer, the compensation package is also intended to represent a fair and competitive compensation arrangement that promotes a meaningful work experience including personal fulfillment, competitive pay and job security. Ultimately, the Compensation Committee’s goal is to structure a program that promotes our long-term success and provides an optimal long-term value creation scenario for our shareholders, business partners, customers and executives, while not encouraging excessive risk-taking that could harm our business.

What are the Primary Objectives of our Named Executive Officer Compensation Program?

The four major objectives of the compensation program for our named executive officers are:

•

Attraction and Retention — Attract and retain senior executives with large bank and managerial experience to preserve and increase long-term shareholder value by strengthening the core financial performance metrics that ultimately drive shareholder value.

•

Alignment of Interests — Link executive compensation rewards with increases in shareholder value and its drivers and ultimately align shareholder and executive interests by achieving meaningful executive share ownership levels.

•	Motivation — Motivate executives to be accountable for, and accomplish, the strategic and financial objectives approved by the Board of Directors.

•

Risk Balance — Effectively design, develop and monitor compensation programs that appropriately balance risk and financial results with the ultimate goal of creating and maintaining compensation programs that promote the stability and soundness of FirstMerit.

What are the Guiding Principles Underlying the Compensation Philosophy for the Named Executive Officers?

The Compensation Committee’s compensation philosophy for our named executive officers is based on the following guiding principles:

•

Pay Prominence: The Compensation Committee seeks to manage pay to help communicate desired results, influence the named executive officers to make decisions that produce those results, and reward them for achieving those results. The following key elements are ways the Compensation Committee keeps pay prominent:

•

Attraction and Retention: We compete with regional and national banking organizations that are significantly larger and can provide more attractive compensation packages to top executive talent. The Compensation Committee recognizes the need to provide competitive overall compensation opportunities to retain our high-performing executives and attract new executive talent.

•

Motivation: Pay is used to motivate management to focus on key financial and strategic goals by providing compensation above competitive levels for outstanding annual and long-term performance and below competitive levels when performance is less than expected.

•	Performance Management: Performance assessment criteria for each executive is structured to be consistent with areas of performance related to achieving our short- and long-term objectives.

•

Controllability: The Compensation Committee seeks to structure the attainment of ICP awards based upon performance measures related to our business that management has the ability to impact and influence.

•

Explicitness: Compensation opportunities and the performance expectations to earn such opportunities are explicitly communicated, with goals and payout schedules established in advance for all incentive plans.

•	Differentiation: Pay is managed to ensure that material differences occur for significantly different levels of performance achievement.

•

Comparative Framework: The Compensation Committee has historically compared our executive compensation levels with data sources that reflect our business in relevant markets and account for the size of our operations. These data sources have generally consisted of industry-specific compensation surveys and an analysis of pay levels provided to comparable executives at selected peer group financial institutions.

•

Pay Positioning: The targeted total direct compensation (salary, annual cash incentive and long-term equity incentives) and benefits package (including certain perquisites) for each executive has historically been positioned above the assessed median competitive level, taking into account the relative responsibilities of the executive, if targeted performance was achieved, while actual total direct compensation in any given year may have been above or below the target level based on corporate and individual performance. We believe that overall compensation opportunities for our named executive officers were competitive with those offered by financial services institutions with operations that are similar to us in asset size and operation based on market and historical comparisons as discussed further below.

•

Risk-Balanced Compensation: While the use of incentive compensation programs is an important element in our overall compensation philosophy, it is understood that incentive compensation programs, if not properly structured, could expose us to compensation-related enterprise risks. Therefore, we seek to structure, implement and monitor sound incentive compensation programs that promote the safety and soundness of the company.

The Role of the Compensation Committee in Determining 2011 Named Executive Officer Compensation

2011 compensation for the named executive officers was determined under programs adopted by the Compensation Committee and approved by the Board of Directors. The Compensation Committee established our executive compensation philosophy, policy, elements and strategy and reviewed proposed executive compensation proposals for approval by the Board of Directors. Specifically, the Compensation Committee:

•

approved salary adjustments for named executive officers other than the CEO (whose salary adjustment was recommended by the Compensation Committee and approved by the independent members of the Board of Directors);

•	determined the named executive officers eligible to participate in the ICP for 2011;

•	assessed corporate performance results and the CEO’s assessment of individual performance results to determine final 2011 ICP award payouts for our named executive officers other than the CEO;

•	administered our benefit plans and perquisites; and

•	assessed and monitored the performance, design, function and potential risk components of our compensation programs for our named executive officers.

In addition, the Compensation Committee recommended to the Board of Directors for approval: (1) the corporate performance measures and targets for the 2011 ICP; (2) the 2011 ICP award for our CEO; (3) the type and amount of our 2011 equity award grants to the named executive officers; (4) executive benefits, retirement plans and perquisites; and (5) executive employment, severance, change in control and displacement agreements. The Compensation Committee also reviewed for 2011 a “tally sheet” summarizing all aspects of each named executive officer’s compensation.

Outside Executive Compensation Consultants

As permitted by the Compensation Committee Charter, in January 2011, the Compensation Committee again retained Gough Management Company, which we refer to as Gough, to provide the Compensation Committee with independent advice on executive compensation matters and to assist in making compensation recommendations to the Board of Directors. During 2011, Gough assisted the Compensation Committee by preparing information on competitive CEO compensation levels and practices and compiling information relating to CEO compensation from selected peer banks (see “Peer Group Evaluation for 2011” immediately below). Pursuant to the terms of its retention, Gough reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate and approve the fees and other retention terms of its relationship with Gough.

For 2011, management engaged McLagan, a compensation consultant affiliated with Aon Hewitt, to assist with the re-design and implementation of our ICP, as described under “Executive Summary — 2011 Executive Compensation Highlights” on page 22 above. Pursuant to the terms of its retention, McLagan reported directly to management. In addition, management again employed Aon Hewitt in 2011 to provide advice to management on the administration of our executive retirement plans and programs and to provide assistance to management in the administration of other retirement plans and programs that are generally available to all FirstMerit employees. Aon Hewitt reported directly to management in this role.

Peer Group Evaluation for 2011

To assist the Compensation Committee in evaluating the competitiveness of Mr. Greig’s targeted total direct compensation opportunity for 2011, Gough provided the Compensation Committee with competitive market data in 2011 comparing Mr. Greig’s targeted total direct compensation to that provided by a specific group of comparison companies to their CEOs. The peer group used for these comparison purposes consisted of 11 publicly traded financial services institutions that we refer to as the 2011 Peer Group. In determining the 2011 Peer Group, Gough selected financial services institutions of similar size to FirstMerit consisting of entities with total assets between $10 billion and $25 billion, which we believe represents an accurate indicator of the companies with which we compete for executive talent. The 2011 Peer Group consisted of:

• Associated Banc-Corp	• MB Financial, Inc.*
• Citizens Republic Bancorp*	• Old National Bancorp
• F.N.B. Corporation	• Park National Corp.*
• First Commonwealth*	• Susquehanna Bancshares*
• First Midwest Bancorp, Inc.	• TCF Financial Corporation
• Fulton Financial Corporation*

The companies marked with an asterisk were added to the 2011 Peer Group compared to the peer group used for 2010. The following companies were removed from the 2011 Peer Group compared to the peer group used for 2010: (1) BOK Financial Corp.; (2) Commerce Bancshares; (3) City National Corp.; (4) Cullen-Frost Bankers; (5) TrustMark Corporation; (6) UMB Financial Corporation; (7) Valley Financial Corporation; (8) Whitney Holding Corporation; and (9) Wintrust Financial Corporation.

For 2011, while the Compensation Committee did not engage in the benchmarking of compensation except with respect to the CEO, each named executive officer’s compensation opportunity was expected to be competitive with that offered by financial services institutions with operations that are similar in asset size and operation to that of FirstMerit or which are competitive within our primary markets, even though many competitors in our primary markets are significantly larger in size and operation. Given our strong relative financial performance during the recent challenging economic conditions, and because there is strong demand for talented financial services executives associated with successful financial institutions, the Compensation Committee believes that providing a market competitive compensation opportunity is imperative to retaining highly qualified executives who have been an integral part of our successes.

Elements of 2011 Named Executive Officer Compensation

The following table outlines the major elements of 2011 total compensation for our named executive officers:

Compensation Element	Key Features of Compensation Element
Base Salary	• Fixed compensation • Competitive base level of cash compensation helps attract and retain executives

Annual Cash Incentive Awards

• Variable compensation based on key corporate, relative corporate and individual performance related to well-defined and structured performance metrics

• Rewards executives for achieving strategic and financial performance metrics that help create long-term shareholder value

Long-Term Equity Incentive Awards

• Equity compensation that vests and is payable (subject to continued employment) ratably on an annual basis over a three-year restriction period

• Helps retain executives and helps align executives’ compensation interests with shareholders’ investment interests

Pension and Retirement Benefits

• Tax-qualified and non-tax qualified defined benefit and defined contribution plans and a supplemental executive retirement plan

• Pension and retirement benefits are competitive with industry practices and help attract and retain executives

Health and Welfare Benefits

• Broad-based and customary health benefits program providing for basic health and welfare needs

• Health and welfare benefits are competitive with industry practices and help attract and retain executives

Analysis of 2011 Named Executive Officer Compensation Decisions and Actions

In making its decisions and taking action with respect to 2011 named executive officer compensation, the Compensation Committee generally considered our recent performance described above, plus certain specific factors consisting of: (1) in the case of our CEO, 2011 Peer Group comparison information with respect to base salary, annual incentive compensation and equity compensation; (2) in the case of our other named executive officers, their individual performance for 2011 as evaluated by our CEO and our historical job grade compensation levels; (3) our actual results against the 2011 ICP financial and strategic goals set in early 2011; and (4) our named executive officers’ performance with respect to the 2011 ICP individual performance goals established in early 2011.

In addition, during the Compensation Committee’s May 2011 meeting, the Committee was made aware of the results of our 2011 “say on pay” and “frequency” votes, in which we received approximately 87% approval of our named executive officer compensation and shareholders recommended that we hold annual say-on-pay votes. Based on these results, the Board of Directors will conduct annual say-on-pay votes until the next frequency vote is held. In addition, the Committee decided to continue to apply the same philosophy, compensation objectives and guiding principles as it had used in past years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation.

How was the 2011 Base Salary for Mr. Greig Determined?

The Compensation Committee engaged in a multi-pronged process in early 2011 to determine whether it was appropriate to recommend that the independent members of the Board of Directors adjust Mr. Greig’s salary for 2011. First, the Compensation Committee engaged Gough to review Mr. Greig’s targeted total direct compensation compared to that provided by the 2011 Peer Group to their CEOs to determine whether Mr. Greig’s base salary was at a subjectively acceptable level (targeted at the 50th percentile of the 2011 Peer Group). Gough performed this analysis and presented a letter to the Compensation Committee that included what it determined to be an appropriate base salary range for Mr. Greig. The Compensation Committee discussed the letter with Gough in several executive sessions that did not include any members of management. Second, each member of the Board of Directors completed a written assessment of Mr. Greig’s 2010 performance in specific areas relating to his leadership and strategic planning, his operational excellence and achievement of our 2010 annual plan, and his relations with our employees, shareholders, customers and other key constituencies. Third, at the Compensation Committee’s request, Mr. Greig provided the Compensation Committee with a written self-assessment of his 2010 performance, generally relating to the same topics as were covered in the assessments provided by each member of the Board of Directors.

After reviewing and analyzing the Gough letter and the other considerations described above, the Compensation Committee recommended to the independent members of the Board of Directors a 2011 base salary adjustment of approximately 4.6% for Mr. Greig. After considering and discussing all of the relevant information provided by the Compensation Committee, including the Gough letter, the performance assessments, a comprehensive performance evaluation presented by the Compensation Committee, and further discussing our overall corporate performance, our corporate performance as it compared to the 2011 Peer Group, and whether the proposed base salary increase was equitable, the independent members of the Board of Directors determined to increase Mr. Greig’s salary as recommended by the Compensation Committee, and that salary increase became effective as of April 1, 2011. The actual base salary paid to Mr. Greig in 2011 is reflected in the “Salary” column of the 2011 Summary Compensation Table on page 35 below.

How was the 2011 Base Salary for each of the other Named Executive Officers Determined?

Mr. Greig performed a comprehensive evaluation of each of the other named executive officers in early 2011 to determine whether a base salary adjustment for 2011 was merited. In conducting this evaluation, Mr. Greig examined a wide variety of subjective individual performance factors, including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. In addition, as described above, Mr. Greig also considered the historical job grade salary level for each executive. Mr. Greig presented the results of his evaluation to the Compensation Committee, which evaluation was considered in March 2011, and, as described below, recommended base salary increases for each of the other named executive officers.

The Compensation Committee reviewed the proposed base salary increases presented by Mr. Greig and considered other factors in determining whether to adjust the base salaries of the named executive officers other than Mr. Greig, such as our overall corporate performance, our overall corporate performance compared to peer institutions, and whether the proposed base salary increases were equitable in the subjective opinion of the Committee members. As a result of its review and discussion, the Compensation Committee determined to increase the base salary for each of those named executive officers as recommended by Mr. Greig, effective as of April 1, 2011, as follows: Mr. Bichsel, $9,500, an increase of 2.5%; Mr. Richgels, $9,500, an increase of 2.5%; Mr. Goodall, $8,000, an increase of 2.5%; and Mr. Shoff, $5,800, an increase of 2.0%. The actual base salaries paid in 2011 to these named executive officers are reflected in the “Salary” column of the 2011 Summary Compensation Table on page 35 below.

Are Base Salary Increases Applied Retroactively to the Beginning of the Calendar Year?

No. We have a practice of not retroactively applying base salary increases to the beginning of the calendar year.

What were the Target Annual Cash Incentive Compensation Opportunities for 2011 for the Named Executive Officers?

The Compensation Committee generally determines ICP awards for the named executive officers by reference to pre-assigned target percentages of base salary for each executive position, and while we did not engage in benchmarking in 2011, these target percentages have historically been designed to produce target incentive compensation at the 75th percentile of competitive market levels. For 2011, performance under the ICP resulted in payments from 133% to 175% of the target payout based on performance. As previously described, by implementing pay methodologies that are driven by financial, strategic and individual performance and rely on well-defined and structured performance metrics, the Committee believes that it can properly and adequately motivate our named executive officers to achieve our business goals and enhance long-term shareholder value without creating compensation opportunities that can lead to excessive risk-taking.

For 2011, the Compensation Committee established the following threshold, target and maximum bonus opportunities for each named executive officer, expressed as a percentage of base salary:

	2011 ICP Opportunity
Named Executive Officer	Threshold	Target	Maximum
Mr. Greig	40%	100%	180%
Mr. Bichsel	24%	60%	108%
Mr. Richgels	24%	60%	108%
Mr. Goodall	24%	60%	108%
Mr. Shoff	22%	55%	100%

How did the 2011 ICP Operate for the Named Executive Officers?

Under the 2011 ICP, initial award amounts for each named executive officer were determined based on a formula that multiplied a corporate factor (representing the degree to which 2011 ICP corporate objectives were achieved for the year, as determined by the Compensation Committee) by an individual factor (representing the degree to which 2011 ICP individual objectives were achieved for the year, as determined by our CEO or the Board of Directors) by the named executive officer’s target 2011 ICP opportunity. Under the 2011 ICP, the Compensation Committee was authorized to use discretion to adjust final award amounts or goals or waive any requirement for the payment of awards. Final payments under the 2011 ICP were made on January 31, 2012 upon approval by the Compensation Committee and, with respect to our CEO, the independent members of the full Board of Directors.

The corporate factor and the individual factor were determined based on the achievement of corporate and individual performance goals for 2011. There were three categories of performance measures under the 2011 ICP. In April 2011, the Compensation Committee selected the following quantitative corporate performance metrics (category one) to be used for the 2011 ICP: (1) absolute financial objectives: credit quality, revenue and net income; (2) external comparative objectives – profitability: return on equity and return on assets; (3) external comparative objectives — credit: net charge-offs per average loans and non-performing assets per loans and other real estate owned; and (4) external comparative objective – capital: tangible equity/tangible assets. A specific quantitative goal, based on our business plan for the year, was established for each financial objective, and achievement of that goal was measured based on the degree of variance below that goal. In other words, we deemed the goal to be achieved if we met the goal or varied no more than 0.5% below the goal. We viewed final achievement of 0.6% to 9.9% below the goal to be partial achievement of the goal, and final achievement of 10%

or more below the goal to be a failure to achieve the goal. In addition, the Committee selected the following qualitative corporate strategic performance metrics (category two) for the 2011 ICP: (1) branding; (2) growth in market share; (3) Chicago growth – organic; (4) mergers & acquisitions; (5) succession management; (6) dynamic market response; (7) new product build out; (8) expense reduction initiatives; (9) risk management process; and (10) regulatory compliance. Non-quantitative expectations were established by the Committee for each of these performance metrics. In each case, the expectations were established in line with our business plan and financial objectives for 2011 as established by the Board of Directors.

In addition to these financial and strategic performance metrics, qualitative individual performance metrics (category three) for our CEO were selected by the Board of Directors (based on the recommendation of the Compensation Committee), and our CEO selected the qualitative individual performance metrics for each of the other named executive officers for the 2011 ICP. In each case, individual performance metrics were aligned with each named executive officer’s area of responsibility within the company.

In January 2012, the Compensation Committee met and determined the degree to which the financial and strategic performance goals were achieved during 2011. The CEO (or the Board of Directors in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2011. Based on these evaluations, a scaled corporate performance factor and a scaled individual performance factor were determined pursuant to a formula, which factors represented the degree to which the financial, strategic and individual goals for 2011 were achieved. To determine each named executive officer’s 2011 ICP award, the corporate factor, the individual factor and the officer’s target opportunity were multiplied, resulting in an award measure as a percentage of the officer’s annual base salary.

How did FirstMerit and the Named Executive Officers Perform Against the Performance Goals for the 2011 ICP?

In January 2012, the Compensation Committee evaluated our absolute financial performance, relative financial performance and strategic performance to determine the corporate factor for the 2011 ICP awards. For 2011, the goals for the financial performance metrics were as follows: (1) credit quality, $81.4 million; (2) revenue, $710.4 million; (3) net income, $116.7 million; (4) return on equity, 7.54%; (5) return on assets, 0.81%; (6) net charge-offs per average loans, 1.02%; (7) non-performing assets per loans and other real estate owned, 1.29%; and (8) tangible equity/tangible assets, 8.19%. We recorded the following performance with respect to these financial performance metrics: (1) credit quality, $74.4 million, for achievement of this goal; (2) revenue, $703.0 million, for partial achievement of this goal (1.04% variance below the goal); (3) net income, $119.6 million, for achievement of this goal; (4) return on equity, 7.72%, for achievement of this goal; (5) return on assets, 0.82%, for achievement of this goal; (6) net charge-offs per average loans, 0.82%, for achievement of this goal; (7) non-performing assets per loans and other real estate owned, 1.01%, for achievement of this goal; and (8) tangible equity/tangible assets, 7.81%, for partial achievement of this goal (4.56% variance below this goal).

For 2011, the expectations for the strategic performance metrics were as follows: (1) branding: develop and execute a high impact marketplace and line of business brand strategy; (2) growth in market share: develop and execute on initiatives to grow market share; (3) Chicago growth – organic: successfully increase growth and complete operational and cultural integration; (4) mergers & acquisitions: refine due diligence and integration processes; (5) succession management: implement programs to identify and develop a depth of talent in our organization; (6) dynamic market response: enhance our ability to react to market changes; (7) new product build out: design, launch and execute redefined products; (8) expense reduction initiatives: continue to assess and reduce expenses enterprise-wide; (9) risk management process: continue to effectively assess, manage and mitigate risk areas within our organization; and (10) regulatory compliance: continue to proactively manage regulatory compliance within our organization. Our Compensation Committee evaluated a multi-page corporate scorecard in January 2012 reflecting key updates and achievements with respect to each of these 10 strategic performance metrics, and determined that each metric and expectation had been achieved for 2011. Key achievements are described in “Executive Summary — 2011 Performance Analysis — How Did FirstMerit Perform Relative to Certain Strategic Initiatives?” on page 21 above.

In addition, in January 2012, our CEO (or Board of Directors, in the case of the CEO) assessed the named executive officers’ performance with respect to their individual performance metrics, which were developed by management early in the year and approved by the Compensation Committee. The goals generally related to each executive’s area of responsibility, and included: (1) for Mr. Greig, his general personal performance and contributions to the success of the company for 2011; (2) for Mr. Bichsel, achievement of the corporate financial plan for 2011 and development of the corporate financial plan for 2012, oversight of corporate expense reduction initiatives, and the development and oversight of a personal development plan for key finance personnel; (3) for Mr. Richgels, his work in helping us equal or improve on our credit quality achievement from 2010, management of expenses within allocated budgets, oversight of FDIC audits resulting in no material defects or financial penalties, the completion of succession management staffing initiatives and executing satisfactory due diligence processes; (4) for Mr. Goodall, generally improving commercial division net income, commercial non-interest income, commercial loan revenue and commercial funds revenue; and (5) for Mr. Shoff, successful completion of acquisition conversions and consolidations, achievement with respect to strategic system decisions and the effective and efficient management of operational risks and resources to successfully implement high priority corporate projects. The CEO and Board of Directors determined that all of these individual metrics were achieved, which established the individual factor for the 2011 ICP awards. Calculated award payments were then recommended to the Committee for final approval in January 2012 based on the approach outlined above, and final awards were paid on January 31, 2012. The final ICP awards paid in 2012 to the named executive officers for 2011 performance are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table on page 35 below.

Did the Compensation Committee Award Discretionary Bonuses or Retention Bonuses with Respect to 2011?

No. As a further enhancement to our pay-for performance culture, we did not pay any discretionary or retention bonuses to our named executive officers with respect to 2011. The only cash awards we paid to the named executive officers with respect to 2011 were paid pursuant to the ICP and based on achievement of the performance criteria set forth in the ICP.

Did the Named Executive Officers Receive Equity Incentive Awards in 2011?

On April 20, 2011, the Board of Directors granted long-term equity incentive awards to our named executive officers. Consistent with recent practice, the equity awards consisted solely of restricted common shares that vest in equal installments on each of the first three anniversaries of the grant date subject to the executive’s continued employment. Restricted shares were chosen because they provide a retention incentive for our executives, while also aligning their interests with those of our shareholders without encouraging excessive risk-taking. The long-term equity incentive award target grant for each named executive officer was generally set out of a pool of shares established for our executives and key employees based on the Compensation Committee’s subjective assessment of our credit quality, efficiency ratio, revenue and net income achievement described above, plus our success with respect to the recent acquisitions and 2010 Chicago market growth and historical job grade compensation levels and midpoints for each of the named executive officers. In addition, Mr. Greig’s target grant was evaluated in light of the 2011 Peer Group, with adjustments based upon individual and corporate performance described in the prior sentence, in consultation with Gough.

The long-term incentive target amounts established in 2011 for each named executive officer (as a percentage of each named executive officer’s salary grade midpoint) were as follows: (1) 200% of base salary for Mr. Greig; (2) 100% of base salary for Messrs. Bichsel and Richgels; and (3) 70% of base salary for Messrs. Goodall and Shoff. Actual restricted share grants in 2011 varied from the guideline number of shares to individual executives based upon our 2010 corporate performance and the objective and subjective assessments described above with respect to base salary decisions and, with respect to all named executive officers other than himself, by Mr. Greig of each executive’s individual contributions to FirstMerit in 2010 and expected contributions in 2011. The actual number of restricted shares issued during 2011 to our named executive officers is reflected in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the 2011 Grants of Plan-Based Awards Table on page 36 below.

As in the past, dividend payments on these time-based restricted share grants are paid to the named executive officers before the restrictions on the grants lapse. The Compensation Committee believes that making these current dividend payments further aligns the interests of the named executive officers with those of our shareholders. These payments ensure that named executive officers are immediately affected by any decrease or increase in FirstMerit’s dividend payments.

Does the Compensation Committee Have Policies Regarding Equity Award Minimum Vesting Requirements and the Timing of Equity Award Grants?

While not required under the provisions of our 2011 Equity Plan, the Compensation Committee has a policy and consistent practice of requiring that all equity awards granted to our named executive officers have a minimum vesting schedule of at least one year. In addition, the Board of Directors has a policy against, and consistent practice of not, timing equity award grants to our named executive officers with the release of material non-public information.

Did the Named Executive Officers Participate in any Pension or Retirement Programs in 2011?

During 2011, our named executive officers were generally eligible to participate in our qualified and non-qualified defined benefit plans, qualified and non-qualified defined contribution plans and our non-qualified deferred compensation plan, although Mr. Goodall is not eligible to participate in our defined benefit plans. The non-qualified plans allow us to pay retirement benefits in amounts that exceed the limitations imposed under the Internal Revenue Code under our qualified plans. We provide a complete description of these plans under the headings “Executive Retirement Plans” on page 38 below and “Executive Deferred Compensation Plan” on page 42 below.

Did the Named Executive Officers Participate in any Health and Welfare Programs in 2011?

We offer a package of employee health and welfare benefits to our employees, including our named executive officers. These benefits includes health, dental and vision coverage, life insurance and disability insurance. We and our employee participants share in the cost of these programs, and benefits are provided to our named executive officers and our other employees on the same general basis.

Does the Company Have a Policy on Perquisites?

The Compensation Committee provides only limited perquisites to the named executive officers, and the Committee periodically reviews those perquisites to keep those benefits to a minimum. For 2011, we reimbursed Mr. Greig for country club dues pursuant to his employment agreement, but we do not provide country club reimbursements for our other named executive officers. In addition, for 2011, we reimbursed Messrs. Greig, Goodall and Shoff for executive physical exams. Messrs. Bichsel and Richgels are also eligible to receive reimbursement for executive physical exams, but did not receive any such reimbursement for 2011. We also maintain two corporate country club memberships for the business use of our other named executive officers. The aggregate incremental costs of the perquisites that we provided to the named executive officers for 2011 are reflected in the “All Other Compensation” column of the 2011 Summary Compensation Table on page 35 below.

Does FirstMerit Have Change in Control Agreements and/or Displacement Agreements?

We have entered into change in control and displacement agreements with each of our named executive officers. The Compensation Committee believes these agreements serve the best interests of FirstMerit and its shareholders by ensuring that, if a change in control or significant acquisition were ever under consideration, the named executive officers would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decisions of the Board without being unduly influenced by personal economic concerns. In addition, the Board of Directors believes that these agreements are an important aspect of attracting and retaining the executive talent needed to lead FirstMerit, particularly through the critical period leading up to a potentially significant transaction.

Change in Control Agreements

Historically, our change in control agreements have provided benefits to our named executive officers in the event of their termination following a change in control. However, in 2009, FirstMerit executed amended and restated change in control agreements with certain of its named executive officers which provide certain benefits upon the occurrence of a change in control or certain termination events following a change in control. In determining to implement the amended change in control agreements, the Compensation Committee sought to restructure FirstMerit’s change in control benefits so as to ensure the benefits provided under the amended change in control agreements would not constitute “golden parachute” payments under Section 280G of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), or the provisions of the Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008, which was applicable to the Company at the time.

As adopted, the Compensation Committee believes that the amended change in control agreements are, by design and operation, consistent with its compensation philosophy and business strategy and are an essential component of our efforts to promote executive retention and continuity of management. Additional information regarding the benefits provided by our amended change in control agreements can be found under the caption “Executive Agreements” on page 43 below.

Displacement Agreements

In addition to the amended change in control agreements, we maintain displacement agreements with each of our named executive officers. Pursuant to the displacement agreements, “displacement” is defined as the termination of the executive’s employment with FirstMerit as a consequence of a merger, acquisition or other similar transaction, either before or after the closing of the transaction, where no change in control of has occurred. Generally, the benefits provided under the displacement agreements are substantially similar to those provided to executives whose employment is terminated following a change in control event. Additional information regarding the benefits provided by our displacement agreements can be found under the caption “Executive Agreements” on page 43 below.

Does the Company Have a Policy for “Clawing Back” Bonus Payments?

As set forth under the caption “Corporate Governance — Policies of the Board of Directors” above, the Board of Directors has adopted a policy relating to the “clawback” of incentive compensation paid to executive officers in the event of certain restatements of our financial statements. Under that policy, the Board of Directors will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to the executive, and/or effect the cancellation of unvested equity awards previously granted to the executive if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement, (2) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

The Board of Directors intends to update this policy to the extent necessary to comply with any clawback rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act at the time those rules are defined and become effective.

Does the Compensation Committee Consider the Deductibility of Executive Compensation?

Section 162(m) of the Code generally provides that no deduction is allowed for compensation paid by a publicly held corporation to its CEO or any of its other three highest paid officers (other than its CFO), to the extent the compensation exceeds $1 million for the applicable taxable year, unless certain conditions are met. While the Compensation Committee attempts to design its compensatory arrangements to preserve the deductibility of executive compensation, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our named executive officers. We do not have a policy requiring that compensation paid to a covered officer be deductible under Section 162(m). The Board of Directors does, however, carefully consider the after-tax cost and value to FirstMerit and its subsidiaries of all compensation.

Are FirstMerit’s Named Executive Officers in Compliance with Applicable Share Ownership Guidelines?

The Compensation Committee bases a large part of its compensation philosophy on aligning the interests of our named executive officers with those of our shareholders. As a result, the Compensation Committee has adopted share ownership guidelines for our executive officers. These guidelines require that within a five-year period from the date a person becomes an executive officer, he or she must hold FirstMerit common shares in value equal to approximately two-and-one-half times his or her base salary (or five times base salary in the case of our CEO). The Compensation Committee annually monitors whether the named executive officers have satisfied or are making progress toward satisfying the share ownership guidelines. In making this determination, the Compensation Committee considers common shares deemed to be held in the Executive Deferred Plan, common shares held for the executive in the 401(k) Plan, common shares beneficially owned by the executive (but excluding options whether or not exercisable), and restricted common shares granted to the executive.

As of May, 2011, each named executive officer was either in compliance with the share ownership guidelines or had not completed a fifth year of employment.

Has the Compensation Committee Examined Whether Our Compensation Programs Encourage Excessive or Imprudent Risk-Taking?

Our governance and organizational structure has traditionally incorporated a substantial risk management component through the establishment of a Risk Management Committee of the Board of Directors, the appointment of a Chief Risk Officer and Assistant Risk Officer, the utilization of a risk committee of management comprised of appropriate officers, establishment of an Enterprise Risk Management Committee of FirstMerit Bank, the company’s principal operating subsidiary, and maintenance of a risk management department of FirstMerit Bank independent of the business units.

During 2011, we again undertook a comprehensive risk-analysis process to assess the risk components of our incentive compensation programs and practices, which process was very similar to the process we conducted in 2010. The process was performed in order to determine whether our compensation programs encourage excessive or imprudent risk-taking, and was conducted in accordance with the final joint guidance issued by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision regarding incentive compensation and risk management at banking organizations. The process involved officers from the areas of Human Resources, Enterprise Risk, Internal Audit and Legal.

The assessment process included an analysis of each major incentive compensation plan, with particular focus on plans which had the potential to pose inordinate risk to the company. We also identified employees who are eligible to receive incentive compensation and whose activities may expose us to material risks, identified the types and time horizons of such risks, assessed the performance metrics that we use in our incentive compensation programs, and assessed our process for monitoring our incentive compensation plans and their sensitivity to risk. In addition, mitigating factors (including our clawback policy, re-design of our ICP for 2011 and our share ownership guidelines), structural checks and balances, and key controls were evaluated in connection with such plans. Ultimately, key risk management personnel presented a report to each of the Compensation and Risk Management Committees of the Board of Directors, which concluded that our incentive compensation plans appropriately balance risk and reward, are compatible with effective controls and risk management, are adequately supported by strong corporate governance practices, and overall are consistent with safe and sound banking practices and do not pose unnecessary or imprudent risk to us.

Based upon the results of this assessment, the Compensation and Risk Management Committees was able to determine that the risks arising from our compensation policies and practices were not reasonably likely to have a material adverse effect on the company, and the Compensation Committee believes that our governance and organizational structures, in conjunction with our risk-mitigation framework, allow us to continue to objectively assess risk as it relates to all employee compensation programs and plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with FirstMerit’s management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in FirstMerit’s proxy statement for its 2012 shareholder meeting and in FirstMerit’s Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee:

R. Cary Blair, Chair

John C. Blickle

Terry L. Haines

J. Michael Hochschwender

Clifford J. Isroff

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was an officer or employee, or formerly an officer, of FirstMerit or any of its subsidiaries. None of such directors had any business or financial relationship with FirstMerit requiring disclosure in this proxy statement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its subsidiaries to or on behalf of its named executive officers.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation($)		Total($)
Paul G. Greig	2011	$791,250	$—	$1,999,995	$1,400,000	$1,923,463	$249,005	(6)	$6,363,713
Chairman, President	2010	$750,725	$691,927	$2,000,000	$1,238,073	$627,261	$202,273		$5,510,259
and Chief Executive Officer	2009	$731,088	$250,000	$1,599,992	$113,246	$2,833,715	$379,259		$5,907,300
Terrence E. Bichsel	2011	$387,125	$—	$427,548	$345,000	$496,781	$51,273	(7)	$1,707,727
Exec. V.P. and Chief	2010	$361,050	$126,970	$347,993	$352,274	$514,281	$44,779		$1,747,347
Financial Officer	2009	$345,650	$112,500	$379,993	$32,126	$409,582	$66,809		$1,346,660
William P. Richgels	2011	$387,125	$—	$427,548	$345,000	$688,806	$50,947	(8)	$1,899,426
Exec. V.P. and Chief	2010	$361,050	$126,970	$347,993	$352,274	$653,093	$72,819		$1,914,199
Credit Officer	2009	$345,650	$112,500	$379,993	$32,126	$172,598	$74,068		$1,116,935
David G. Goodall	2011	$326,000	$—	$293,929	$300,000	$—	$111,569	(9)	$1,031,498
Exec. V.P.,	2010	$307,883	$110,315	$179,984	$232,597	$—	$96,958		$927,737
Commercial Banking	2009	$206,667	$50,000	$195,400	$141,088	$—	$25,805		$618,960
Larry A. Shoff	2011	$292,050	$—	$244,541	$215,000	$379,319	$29,972	(10)	$1,160,882
Exec. V.P. and Chief	2010	$284,250	$133,236	$184,000	$235,207	$272,571	$20,900		$1,130,164
Information Officer	2009	$279,425	$40,000	$149,994	$23,886	$260,363	$29,164		$782,832

(1)	The amounts reported for 2011 in the “Salary” column include amounts earned and the deferred portion of salary under the 401(k) Plan or Executive Deferred Plan.

(2)

We did not make any bonus payments to our named executive officers with respect to 2011, including discretionary or retention bonuses, other than the cash incentive awards reported for 2011 in the “Non-Equity Incentive Plan Compensation” column.

(3)

The amounts reported for 2011 in the “Stock Awards” column represent the aggregate grant date fair value for awards of restricted shares granted during 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13, “Share-Based Compensation,” to the Consolidated Financial Statements included in FirstMerit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(4)

The amounts reported for 2011 in the “Non-Equity Incentive Plan Compensation” column consist of amounts earned under the 2011 ICP as a result of achieving certain performance goals, as further described above under “Compensation Discussion and Analysis — Analysis of 2011 Named Executive Officer Compensation Decisions and Actions.”

(5)

The amounts reported for 2011 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column consist solely of the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by FirstMerit between 2010 and 2011, determined using interest rate and mortality rate assumptions consistent with those used in FirstMerit’s financial statements, and including amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested.

(6)

For Mr. Greig, this amount includes $118,238 for dividend or dividend equivalents on restricted stock, $77,291 for contributions made by FirstMerit to Mr. Greig’s accounts under the Excess Plan and 401(k) Plan, $28,100 related to life insurance premiums paid by FirstMerit and $14,742 in insurance and perquisite-related tax payments. This amount also includes payments made on Mr. Greig’s behalf for country club dues, long-term disability and accidental death and dismemberment insurance and executive physical examinations.

(7)

For Mr. Bichsel, this amount includes $24,131 for dividend or dividend equivalents on restricted stock, $17,162 related to life insurance premiums paid by FirstMerit and $4,640 in insurance-related tax payments. This amount also includes contributions made by FirstMerit to Mr. Bichsel’s account under the Excess Plan and 401(k) Plan and payments made on Mr. Bichsel’s behalf for long-term disability and accidental death and dismemberment insurance.

(8)

For Mr. Richgels, this amount includes $24,131 for dividend or dividend equivalents on restricted stock and $25,574 for contributions made by FirstMerit to Mr. Richgels’ accounts under the Excess Plan and 401(k) Plan. Amount also includes payments made on Mr. Richgels’ behalf for long-term disability and accidental death and dismemberment insurance.

(9)

For Mr. Goodall, this amount includes $18,536 for dividend or dividend equivalents on restricted stock, $78,167 for contributions made by FirstMerit to Mr. Goodall’s accounts under the 2008 Excess Plan, the 2008 SERP and 401(k) Plan, and $2,503 in insurance-related tax payments. Amount also includes payments made on Mr. Goodall’s behalf for life insurance premiums, long-term disability and accidental death and dismemberment insurance and executive physical examinations.

(10)

For Mr. Shoff, amount includes amount includes $12,659 for dividend or dividend equivalents on restricted stock, $1,909 in insurance-related tax payments. Amount also includes contributions made by FirstMerit to Mr. Shoff’s account under the Excess Plan and 401(k) Plan and payments made on Mr. Shoff’s behalf for life insurance premiums, long-term disability and accidental death and dismemberment insurance and executive physical examinations.

2011 Grants of Plan-Based Awards Table

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold($)	Target($)	Maximum($)
Paul G. Greig	—	$320,000	$800,000	$1,440,000	—	—
	04/20/2011	—	—	—	120,192	$1,999,995
Terrence E. Bichsel	—	$93,480	$233,700	$420,660	—	—
	04/20/2011	—	—	—	25,694	$427,548
William P. Richgels	—	$93,480	$233,700	$420,660	—	—
	04/20/2011	—	—	—	25,694	$427,548
David G. Goodall	—	$78,720	$196,800	$354,240	—	—
	04/20/2011	—	—	—	17,664	$293,929
Larry A. Shoff	—	$64,570	$161,425	$293,500	—	—
	04/20/2011	—	—	—	14,696	$244,541

(1)

These columns list potential payouts for the named executive officers under the 2011 ICP. The actual amounts earned by the named executive officers for 2011 are included in the 2011 Summary Compensation Table above under the “Non-Equity Incentive Plan Compensation” column.

(2)	This column lists restricted share awards that were granted on April 20, 2011 and that vest in equal installments on each of April 21, 2012, 2013 and 2014.

(3)

This column lists the grant date fair value of the restricted share awards granted to the named executive officers, which value was computed in accordance with FASB ASC Topic 718 using $16.64, the closing share price of FirstMerit’s common shares on the grant date.

During 2011, we were a party to an employment agreement with Mr. Greig and change in control and displacement agreements with our named executive officers. For more information about this employment agreement, see “Executive Compensation and Other Information — Employment Agreements” on page 42 below and “Executive Agreements” on page 43 below.

Outstanding Equity Awards at 2011 Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Paul G. Greig	50,734	0	$22.90	5/18/2016	—		—
	—	—	—	—	31,098	(2)	$470,513
	—	—	—	—	56,449	(3)	$854,073
	—	—	—	—	120,192	(4)	$1,818,505
Terrence E. Bichsel	36,529	0	$26.67	2/21/2012	—		—
	36,833	0	$19.68	2/20/2013	—		—
	50,734	0	$26.04	2/19/2014	—		—
	50,734	0	$26.41	2/17/2015	—		—
	15,931	0	$23.93	4/19/2016	—		—
	—	—	—	—	7,385	(2)	$111,735
	—	—	—	—	9,822	(3)	$148,607
	—	—	—	—	25,694	(4)	$388,750
William P. Richgels	15,221	0	$21.29	5/21/2017	—		—
	—	—	—	—	7,385	(2)	$111,735
	—	—	—	—	9,822	(3)	$148,607
	—	—	—	—	25,694	(4)	$388,750
David G. Goodall	—	—	—	—	10,000	(5)	$151,300
	—	—	—	—	5,080	(3)	$76,860
	—	—	—	—	17,664	(4)	$267,256
Larry A. Shoff	20,294	0	$26.67	2/21/2012	—		—
	36,833	0	$19.68	2/20/2013	—		—
	31,760	0	$26.04	2/19/2014	—		—
	30,238	0	$26.41	2/17/2015	—		—
	8,625	0	$23.93	4/19/2016	—		—
	—	—	—	—	2,915	(2)	$44,104
	—	—	—	—	5,193	(3)	$78,570
	—	—	—	—	14,696	(4)	$222,350

(1)	Market value computed using $15.13, the closing share price of FirstMerit’s common shares on December 30, 2011, the last trading day of the fiscal year.

(2)	Award of restricted shares, all of which vest on January 15, 2012.

(3)	Award of restricted shares, one-half of which vest on each of April 21, 2012 and 2013.

(4)	Award of restricted shares, one-third of which vest on each of April 21, 2012, 2013 and 2014.

(5)	Award of restricted shares, all of which will vest on April 15, 2012.

2011 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul G. Greig	86,110	$1,555,967
Terrence E. Bichsel	18,658	$339,669
William P. Richgels	18,658	$339,669
David G. Goodall	2,540	$42,316
Larry A. Shoff	7,186	$130,510

(1)	Computed based on the number of shares acquired on vesting using the closing price of our common shares on the date of vesting.

2011 Pension Benefits Table

The following table sets forth the number of years of credited service, an estimate of the present value of accumulated benefits and payments made during the last fiscal year, if any, for each of the named executive officers with respect to the Pension Plan, Excess Plan and SERP.

Name	Plan Name	Number of Years Credited Service (#)(1)		Present Value of Accumulated Benefit ($)(2)
Paul G. Greig	Pension Plan	0.72		$12,686
	Excess Plan	0.72		$24,795
	SERP	12.00	(3)	$6,911,536
Terrence E. Bichsel	Pension Plan	12.00		$405,424
	Excess Plan	12.00		$204,951
	SERP	12.00		$1,870,716
William P. Richgels	Pension Plan	—		$—
	Excess Plan	—		$—
	SERP	5.00		$2,398,270
David G. Goodall	Pension Plan	—		$—
	Excess Plan	—		$—
	SERP	—		$—
Larry A. Shoff	Pension Plan	12.00		$284,192
	Excess Plan	12.00		$51,635
	SERP	12.00		$1,198,867

(1)	For purposes of the SERP, executives are 100% vested upon the attainment of ten years of credited service.

(2)

Present Value of Accumulated Benefit is based on a pre-retirement discount rate of 5.04%. Benefits were assumed to be paid as a lump sum at the earliest retirement age in each plan (age 65). Lump sum present values were based on postretirement discount segment rate of 4.23% and the postretirement mortality table specified in Section 417(e) of the Code. Benefits earned prior to June 2004 in the Pension Plan and Excess Plan are available in a lump sum form of payment at retirement.

(3)

Pursuant to age and service credits granted to Mr. Greig during fiscal 2008 and 2009, Mr. Greig is entitled to six years of age and service credit under the SERP beyond his years of actual service. However, as a result of the vesting parameters of the SERP and Mr. Greig’s actual years of service, only five years of the additional service credits is currently applicable.

Executive Retirement Plans

FirstMerit sponsors the following five executive retirement plans: (1) the Pension Plan; (2) the Excess Plan; (3) the 2008 Excess Plan; (4) the SERP; and (5) the 2008 SERP.

Pension Plan

Under the tax-qualified Pension Plan, pension benefits at normal retirement age 65 are based on the average base salary and commissions (exclusive of bonuses and overtime, if either exists, and not exceeding $245,000 in 2011) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal: (1) the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service prior to January 1, 2005, up to 40 years, plus 0.55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service earned prior to January 1, 2005, up to 35 years; and (2) the sum of one percent of such average base salary multiplied by the number of years of credited service earned after January 1, 2005, up to 40 years (including years of service earned prior to January 1, 2005). “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age. Final average earnings are based upon the average of the four highest-paid consecutive calendar years of compensation out of the last ten years worked. Final average earnings are based on base salary and do not include overtime, bonuses, equity awards or other incentive compensation. Compensation recognized under the plan is limited based on the limits of Section 401(a)(17) of the Code.

Previously, employees were eligible to participate in the Pension Plan after attaining age 21 and working one year of at least 1,000 hours and became fully vested in their benefits upon the completion of five years of participating service, with the benefit payable to them on an unreduced basis at age 65 (normal retirement). However, effective January 1, 2007, benefit accruals under the Pension Plan ceased for employees with less than five years of services as of December 31, 2006.

The Pension Plan offers several optional forms of payment, including five, 10, and 15 year certain or life annuities and 50%, 66-2/3%, 75% and 100% joint and survivor annuities. Benefits earned prior to June 30, 2004 are also eligible to be taken as a lump sum distribution at retirement The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula above. Employees are eligible to commence early retirement benefits at age 55 with 15 years of service. For participants with 25 or more years of service at retirement, the normal retirement benefit is reduced 3% annually for each year prior to age 65. For participants with less than 25 years of service at retirement, the normal retirement benefit is reduced 3% for each year retirement is taken prior to age 65 but after age 62, and 5% annually if retirement is taken prior to age 62. During 2011, none of the named executive officers were eligible to take early retirement under the Pension Plan.

Excess Plan

The Excess Plan is an unfunded arrangement that provides the difference between normal Pension Plan benefit calculations and federal maximum limits on pensions ($245,000 in 2011). Previously, all of our employees who had a base salary large enough to qualify were covered under the Excess Plan; however, effective January 1, 2007, benefit accruals under the Excess Plan ceased for non-vested employees as of December 31, 2006. The provisions of the Excess Plan are the same as the Pension Plan, and benefits payable under the Excess Plan are reduced by any benefits payable from the Pension Plan.

2008 Excess Plan

The 2008 Excess Plan is an unfunded arrangement designed for any employee earning more than the Internal Revenue Service defined annual compensation limit ($245,000 in 2011). Eligible employees become participants under the 2008 Excess Plan in the first plan year (which we refer to as a Plan Year) during which the eligible employee can participate in the 401(k) Plan and the eligible employee’s benefits under the profit sharing feature and/or the Retirement Investment Plan are affected by the limitations set forth in Section 401(a)(17) of the Code. Currently, Messrs. Greig, Richgels and Goodall are participants in the Retirement Investment Plan feature of the 2008 Excess Plan (all named executive officers participate in the profit sharing feature of this plan).

Pursuant to the 2008 Excess Plan, FirstMerit maintains an account for each participant. With respect to each Plan Year, FirstMerit will make a deemed contribution to each participant’s account in an amount equal to the excess, if any, of: (1) the maximum profit sharing and/or Retirement Investment Plan amount that could have been credited to an account for the participant’s benefit for the Plan Year under the 401(k) Plan if the limitations under Section 401(a)(17) of the Code were not applied; minus (2) the actual profit sharing and/or Retirement Investment Plan amount that was actually credited to the participant’s account for such Plan Year under the 401(k) Plan. In addition, FirstMerit reserves the right to issue discretionary contributions to the account of one or more participants as may be determined by the Board of Directors. A participant will be vested in all 2008 Excess Plan contributions and all discretionary contributions in the same percentage as the participant is vested in profit sharing and Retirement Investment Plan accounts contributions under the 401(k) Plan. In addition, a participant will become 100% vested upon the earliest to occur of: (1) a determination that the participant is Disabled prior to the participant’s Separation from Service; (2) the participant’s Separation from Service due to his or her death; or (3) the participant’s Separation from Service by us without Cause or by the participant for Good Reason, in each case, within two years following a Change in Control (as such initially capitalized terms are defined in the 2008 Excess Plan). Any amounts credited to a participant’s account that are not vested at the time of a participant’s Separation from Service will be forfeited.

Except as otherwise provided, a participant in the 2008 Excess Plan will receive a distribution in cash equal to the value of the vested portion of their account generally within 90 days following their Separation from Service with FirstMerit. Each participant may elect to receive his or her vested distributions either in a single lump sum payment or in ten equal annual installments. Notwithstanding anything in the 2008 Excess Plan to the contrary, if a participant incurs a Separation from Service by FirstMerit for Cause, all amounts credited to the participant’s account (whether or not vested) will be forfeited as of the date of such Separation from Service. Participants agree not to compete with us for a period of three years following their Separation from Service. In addition, each participant agrees that in the event of a violation of such non-competition provision, such participant may be required to repay FirstMerit an amount equal to all distributions received by the participant and to forfeit any amounts credited to his or her account.

SERP

The intent of the SERP is to provide executives with a monthly retirement benefit equal to 50% of their average earnings after accounting for all other employer-provided sources of retirement income. Of the named executive officers, Messrs. Greig, Bichsel, Richgels and Shoff each are participants under the SERP. The first step in calculating the benefit payable to a SERP participant at retirement is to determine the Target Benefit:

Target Benefit: 50% of Average Total Monthly Earnings (average of the highest three out of the last five years). The Target Benefit is reduced by 3% for each year the participant’s attained age is less than age 65 (in other words, the Target Benefit is multiplied by .91 for an executive retiring at age 62).

Once the Target Benefit has been calculated, it is then offset by retirement benefits provided from other sources, including benefits from other FirstMerit retirement plans, benefits provided from prior employers’ retirement plans, and 50% of the benefit provided from Social Security (since FirstMerit and the employee each pay 50% of the required Social Security tax). The SERP benefit is calculated as follows:

•	Target Benefit (as defined above, after reduction for early commencement); less

•	Monthly benefit payable from the qualified Pension Plan (reduced for early commencement); less

•	Monthly benefit payable from the Excess Plan (reduced for early commencement); less

•	Monthly benefits payable from prior employer defined benefit plans (reduced for early commencement); less

•	Actuarial equivalent monthly payments from prior employer defined contribution plan account balances (rolled forward with 6.5% earnings, if actual earnings are not available); less

•	FirstMerit matching contributions to the 401(k) Plan since January 1, 2001, converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Profit Sharing Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Retirement Investment Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; and less

•	50% of primary Social Security monthly benefit.

Finally, the benefit resulting from the above calculation is multiplied by a Vesting Percentage based on the executive’s length of service in the SERP. The Vesting Percentage is determined as follows:

•	Vesting Percentage = Vesting Service multiplied by 10%.

•	If termination is on or after age 55, the minimum Vesting Percentage is 50% at age 55 and increases by 10% on each anniversary date thereafter.

Benefits earned after December 31, 2004 in the SERP are payable as a lump sum or as an annuity based on an election that was submitted in 2005 in order to comply with Section 409A of the Code. Benefits earned on or before December 31, 2004 are payable in a life annuity or five, 10, or 15 year certain life annuities, and 50%, 66 2/3% and 100% joint and survivor annuities, and can be taken as a lump sum distribution. Prior to 2001, the Target Benefit in the SERP was based on 65% of base pay. If this formula would yield a higher benefit for any executive who was a participant in the SERP as of December 31, 2000, this benefit would be payable as a minimum benefit. Executives are eligible to commence early retirement benefits in the SERP at age 55 with five years of service. As described above, the 50% Target Benefit in the SERP is reduced by 3% per year prior to age 65. The SERP was closed to all non-participating executives as of December 31, 2007. During 2010, only Messrs. Greig and Bichsel were eligible to take early retirement under the SERP.

2008 SERP

The 2008 SERP is a nonqualified defined contribution plan designed for a select group of highly compensated employees, serving in executive tier positions who are not eligible to participate in the closed SERP. Eligible employees become participants under the 2008 SERP only upon designation by the Compensation Committee. Currently, Mr. Goodall is the only named executive officer of FirstMerit participating in the 2008 SERP.

Pursuant to the 2008 SERP, FirstMerit maintains an account for each participant and makes an annual contribution to each participant’s account in an amount equal to 10% of the participant’s compensation for the portion of the plan year during which such participant was eligible to participate in the 2008 SERP. Except as otherwise determined by the Compensation Committee, each participant shall become 100% vested in their participant account upon the completion of at least 1,000 hours of service in three consecutive plan years. However, in accordance with the accelerated vesting provisions of the 2008 SERP, participants shall also become 100% vested upon the earliest occurrence of: (1) the participant’s death; (2) a determination that the participant is Disabled prior to his or her Separation from Service; or (3) termination of the participant by us Without Cause or the voluntary resignation of the participant for Good Reason, in each case, within two years following a Change in Control (as such initially capitalized terms are defined in the 2008 SERP). All amounts credited to a participant’s account that are not vested at the time of the participant’s Separation from Service shall be forfeited. Except as otherwise provided, a participant in the 2008 SERP will receive a distribution in cash equal to the value of the vested portion of his or her account generally within 90 days following his or her Separation from Service with FirstMerit. Pursuant to the 2008 SERP, each participant may direct that the participant’s account be valued as if it is invested in one or more investment funds indices that are available to participants in the 401(k) Plan. Under the 2008 SERP, each participant may elect to receive his or her vested distributions either in a single lump sum payment or in ten equal annual installments.

In the event that FirstMerit terminates a participant For Cause (as such term is defined in the 2008 SERP), such participant shall forfeit all amounts credited to his or her account (whether vested or unvested) as of the date of his or her Separation from Service. Under the terms of the 2008 SERP, participants agree not to compete with FirstMerit for a period of three years following their Separation from Service. Additionally, each participant agrees that in the event of a violation of such non-competition provision, such participant will be required to repay FirstMerit an amount equal to all distributions received by the participant and will forfeit any amounts credited to their account.

2011 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(2)
Paul G. Greig	$—	$—	$—	$—
Terrence E. Bichsel	$—	$—	$(207,145)	$824,662
William P. Richgels	$—	$—	$—	$—
David G. Goodall	$—	$—	$(245)	$4,227
Larry A. Shoff	$—	$—	$—	$—

(1)

All earnings under the Executive Deferred Plan in 2011 are tied to the performance of common shares or other designated investment fund indices, are not above-market and are not included in the 2011 Summary Compensation Table.

(2)	The following amounts listed in this column were previously reported in the Summary Compensation Table as compensation: Mr. Bichsel, $660,431, Mr. Goodall, $4,100.

Executive Deferred Compensation Plan

Under the Executive Deferred Plan, FirstMerit offers flexibility to certain key employees with respect to the form and timing of compensation payments by providing participating executives the opportunity to defer a portion of their annual base and ICP compensation, if any, and invest in our common shares and/or an asset account. Under the Executive Deferred Plan, base salary up to 90% and incentive payments up to 100% can each be deferred in 1% increments. Executives electing to participate in the Executive Deferred Plan have the option of investing deferred compensation into a stock account and/or asset account, both of which are maintained by us in the participant’s name.

If a participating executive chooses to establish a stock account, we will maintain the account in the participant’s name and credit the account with stock credits equal to the number of Company common shares that could have been purchased with the amount of any deferred compensation, at the closing price of common shares on the day the stock account is credited. In addition, the stock account is credited with any dividends paid on FirstMerit common shares. Participants are 100% vested in their stock account at all times.

Participants in the Executive Deferred Plan may also elect to establish an annual asset account, which we will maintain in the participant’s name. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Executive Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time-to-time in its sole discretion. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset accounts at all times.

For deferrals prior to January 1, 2005, distribution of a participant’s stock account is to be made within 30 days after the last day of the month in which termination of employment occurs, provided that a retiring participant may elect to receive amounts in his or her stock account in up to 120 monthly installments. For deferrals on or after January 1, 2005, distribution of a participant’s stock and/or asset account may be made no sooner than six months after termination of employment, provided that a retiring participant may elect to receive amounts in his or her stock and/or asset account in up to 10 annual installments. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in the stock account in a single sum or in up to five equal annual installments during employment, provided such election is made at least one year prior to the date of the requested distribution. With respect to amounts deferred after December 31, 2004, a participant may elect to receive an in-service distribution of his or her annual deferrals, provided the election is made at the time the of deferral election and the deferrals remain in the plan for a minimum of three years. Notwithstanding the foregoing, all of a participant’s stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole common shares, while distributions from a participant’s asset account will be made in cash.

Employment Agreements

On May 15, 2006, FirstMerit entered into an employment agreement with Paul G. Greig (which we refer to as the Greig Agreement) to retain him as our President and Chief Executive Officer, which was subsequently amended on January 17, 2008 and January 8, 2009. The initial term of the Greig Agreement was set to expire on May 31, 2009; however, since neither FirstMerit nor Mr. Greig delivered written notice on or before June 1, 2008 of an intent not to renew the Greig Agreement, the Greig Agreement continued for an additional one year term. The Greig Agreement will continue to renew for additional one year terms (which we refer to as Additional One-Year Terms) unless either party delivers a written notice of an intent not to renew the Greig Agreement at least 12 months before the beginning of the then current Additional One-Year Term. As of the date of this proxy statement, neither FirstMerit nor Mr. Greig has provided a notice of non-renewal.

As amended, the Greig Agreement provided for an initial base salary of $689,037.36, which may be (and has been) increased during the term at the discretion of the Board of Directors. Mr. Greig is also entitled to participate in any long-term or short-term cash bonus program that we adopt or maintain for our senior executives and shall be assigned a target bonus of no less than 100% of his base salary, with the payment conditions for such bonus established by the Board of Directors. Additionally, Mr. Greig is entitled to participate in the health, welfare and retirement benefit programs provided to our senior executives and is entitled to reimbursement for one country club membership. Furthermore, Mr. Greig is entitled to reimbursement each year for the annual premiums he incurs for a variable, whole life insurance policy with a face value of $1,500,000 and is entitled to a distribution of 40 percent of the amount of any premiums taxable to him on account of such policy.

For a period of 24 full calendar months after Mr. Greig’s employment terminates for any reason (or 12 full calendar months after termination pursuant to either FirstMerit or Mr. Greig delivering a notice of intent not to renew the Greig Agreement), he will not directly or indirectly engage in any business that competes with us or our affiliates in any state where we or our affiliates have an office or branch during the term of the Greig Agreement and any state contiguous thereto. In addition, Mr. Greig is prohibited during the same time periods from soliciting, influencing or inducing any employee of the company or its affiliates to leave his or her employment.

If the Greig Agreement is terminated by FirstMerit without Cause or by Mr. Greig for Good Reason, Mr. Greig will be entitled to certain severance payments and other benefits (as such initially capitalized terms are defined in this paragraph). Under the Greig Agreement, “Cause” is defined generally as: (1) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets of FirstMerit; (2) conviction of Mr. Greig of a felony or intentional and repeated violations by Mr. Greig of our written policies or procedures; (3) unauthorized disclosure of certain company confidential information; (4) intentional and material breach of any contract with, or violation of any legal obligation owed to, FirstMerit; (5) willful and intentional failure by Mr. Greig to materially comply (to the best of his ability) with a specific, written direction of the Board; (6) willful engagement in gross misconduct that is injurious to us; (7) Mr. Greig’s material breach of the Greig Agreement; or (8) any intentional cooperation with any party attempting to effect a change in control of FirstMerit unless the Board has approved or ratified that action before such change in control or if such cooperation is required by law. Under the Greig Agreement, “Good Reason” is defined generally as: (1) any breach of the Greig Agreement by or on behalf of FirstMerit; (2) a reduction in Mr. Greig’s title, duties, responsibilities or status; (3) the assignment to Mr. Greig of duties that are inconsistent with his office; (4) the modification of his reporting responsibilities; (5) certain involuntary reductions in base salary; (6) relocation to an office more than 50 miles distant from Akron, Ohio; (7) involuntary discontinuance of Mr. Greig’s participation in any company benefit plan unless the plan is discontinued equally to all participants; (8) any termination of employment or discontinuation of benefits during any period that Mr. Greig is unable to perform his duties due to a disability but before the end of the disability determination period; (9) an unsuccessful attempt by FirstMerit to terminate Mr. Greig for Cause or any attempted termination that is not effected pursuant to the required notice; or (10) our failure to obtain an assumption of its obligations under the Greig Agreement by any successor.

Executive Agreements

Change in Control Agreements

To promote stability among certain key officers, the Board of Directors has authorized FirstMerit to execute Amended Change in Control Agreements with certain executive officers of the Company, including each of the named executive officers. Pursuant to the terms of the Amended Change in Control Agreements, covered executive officers are provided with certain benefits upon the occurrence of: (1) a Change in Control (as defined in the Amended Change in Control Agreements); or (2) certain termination events following a Change in Control. In the event of a Change in Control, whether or not resulting in termination, covered executives are provided with the automatic vesting of all outstanding equity awards and certain executives (excluding Mr. Greig) are credited with 24 additional months of service, age and earnings in connection with calculating benefits under either the SERP or 2008 SERP. However, notwithstanding the foregoing, in the event that a covered executive is subsequently terminated for Cause (as defined in the Amended Change in Control Agreements), the executive will not be entitled to benefits under the Amended Change in Control Agreements.

If a Change in Control has occurred and during the Protection Period a covered executive’s employment is terminated: (1) by FirstMerit other than for Cause, Disability or death; or (2) by the executive for Good Reason (as such terms are defined in the Amended Change in Control Agreements), covered executives are generally provided with base salary, incentive compensation (at the “target” or higher level) and medical, life and accidental death and dismemberment insurance for a designated period following termination. In regards to base salary and incentive compensation, such executive officer shall be entitled to an amount payable in one lump sum equal to the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the Change in Control) multiplied by a specific variable. Mr. Greig has a multiple of 3.0, Messrs. Richgels and Bichsel have multiples of 2.5 and all other named executive officers have a multiple of 2.0. Each named executive officer is also entitled to receive an amount equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same variable. Finally, each named executive officer also receives benefits for a period after termination corresponding with their specific multiple (in other words, 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.), which must include medical and life insurance benefits identical to those in effect just before the Change in Control.

Other than for Mr. Greig, total compensation and benefits provided by the Amended Change in Control Agreements must be less than what federal regulations provide constitutes a “golden parachute” (currently 299% of previous five year W-2 income average), as provided by Section 280G of the Code. In the event that compensation received by Mr. Greig exceeds the threshold imposed by Section 280G of the Code, Mr. Greig shall be entitled to a “full gross-up” in an amount sufficient to ensure that, after payment of taxes, Mr. Greig will retain an after tax amount equal to the amount he would have retained had no tax arisen under Section 4999 of the Code. In return for the benefits provided, covered executives agree to abide by certain confidentiality, cooperation and disclosure obligations in regards to the Company during a potential Change in Control situation, and in the case of executives other than Mr. Greig, certain non-competition provisions for a period of one year if: (1) the executive voluntarily terminates their employment for Good Reason following a Change in Control: or (2) we terminate the executive other than for Cause, Disability or death following a Change in Control.

Displacement Agreements

In addition to the Amended Change in Control Agreements, FirstMerit has executed displacement agreements with certain of our executive officers, including each of the named executive officers. The displacement agreements each provide that if there is a merger, acquisition or like transaction that does not result in or involve a change in control of FirstMerit and the named executive officer is subsequently terminated or voluntarily terminates for Good Reason (as such term is defined in the displacement agreements) during the term of his or her agreement, the officer will be entitled to receive certain benefits similar to those provided for a qualifying termination under the Amended Change in Control Agreements.

Potential Payments Upon Termination or Change in Control

The tables below set forth a summary of the potential amounts payable to each named executive officer, based upon the closing price of our common shares effective December 30, 2011, the last trading day of the fiscal year, of $15.13, under various potential termination scenarios, including those provided pursuant to the Amended Change in Control Agreements and displacement agreements. Additionally, for Mr. Greig, the only named executive officer with an employment agreement, the table also provides an estimate of payments that would have been owed to him under the various termination provisions set forth in his employment agreement.

For Paul G. Greig, Chairman, President and Chief Executive Officer

Compensation Component	Voluntary Termination Without Good Reason(1)	Retirement(1)	Involuntary for Cause(1)	Involuntary Without Cause or Voluntary for Good Reason(1)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
Pension Plan	$12,686	$12,686	$12,686	$12,686	$12,686	$6,343	$12,686	$12,686	$12,686	$12,686
2008 Excess Plan	$62,288	$62,288	$62,288	$62,288	$62,288	$62,288	$62,288	$62,288	$62,288	$62,288
Excess Plan	$24,795	$24,795	$24,795	$24,795	$24,795	$12,398	$24,795	$24,795	$24,795	$24,795
SERP	$12,907,833	$12,907,833	$5,626,775	$10,356,641	$12,907,833	$12,907,833	$10,356,641	$5,626,775	$10,356,641	$10,356,641
Life Insurance(8)	$71,197	$71,197	$71,197	$71,197	$71,197	$1,500,000	$71,197	$71,197	$71,197	$71,197
Cash Severance (Base Salary)	$—	$—	$—	$2,400,000	$—	$—	$2,400,000	$—	$—	$2,400,000
Cash Severance (Bonus)	$—	$—	$—	$2,400,000	$—	$—	$2,400,000	$—	$—	$2,400,000
Restricted Stock Value	$—	$—	$—	$3,143,096	$3,143,096	$3,143,096	$3,143,096	$—	$3,143,096	$3,143,096
Health and Welfare Benefits	$—	$—	$—	$150,408	$—	$—	$150,408	$—	$—	$150,408
Outplacement	$—	$—	$—	$—	$—	$—	$35,000	$—	$—	$35,000
Excise Tax Gross-up(9)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total Value	$13,078,798	$13,078,798	$5,797,740	$18,621,111	$16,221,894	$17,631,957	$18,656,111	$5,797,740	$13,670,702	$18,656,111

For Terrence E. Bichsel, Executive Vice President and Chief Financial Officer

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
Pension Plan	$405,424	$405,424	$405,424	$202,712	$405,424	$405,424	$405,424	$405,424
Excess Plan	$204,951	$204,951	$204,951	$102,476	$204,951	$204,951	$204,951	$204,951
SERP	$2,351,321	$2,351,321	$2,351,321	$2,351,321	$2,382,921	$1,870,716	$2,688,817	$2,688,817
Nonqualified Deferred Comp Balance	$824,662	$824,662	$824,662	$824,662	$824,662	$824,662	$824,662	$824,662
Life Insurance(8)	$79,251	$79,251	$79,251	$500,000	$79,251	$79,251	$79,251	$79,251
Cash Severance (Base Salary)	$—	$—	$—	$—	$973,750	$—	$—	$973,750
Cash Severance (Bonus)	$—	$—	$—	$—	$584,250	$—	$—	$584,250
Restricted Stock Value	$—	$—	$649,087	$649,087	$649,087	$—	$649,087	$649,087
Health and Welfare Benefits	$—	$—	$—	$—	$75,319	$—	$—	$75,319
Outplacement	$—	$—	$—	$—	$25,000	$—	$—	$25,000
Excise Tax Forfeiture(9)	$—	$—	$—	$—	$(129,742)	$—	$—	$(435,638)
Total Value	$3,865,609	$3,865,609	$4,514,696	$4,630,258	$6,074,873	$3,385,004	$4,852,192	$6,074,873

For William P. Richgels, Executive Vice President and Chief Credit Officer

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
2008 Excess Plan	$14,382	$14,382	$14,382	$14,382	$14,382	$14,382	$14,382	$14,382
SERP	$2,926,931	$2,398,270	$2,926,931	$2,926,931	$3,356,656	$2,398,270	$3,701,961	$3,701,961
Life Insurance(8)	$35,167	$35,167	$35,167	$500,000	$35,167	$35,167	$35,167	$35,167
Cash Severance (Base Salary)	$—	$—	$—	$—	$972,500	$—	$—	$972,500
Cash Severance (Bonus)	$—	$—	$—	$—	$583,500	$—	$—	$583,500
Restricted Stock Value	$—	$—	$649,092	$649,092	$649,092	$—	$649,092	$649,092
Health and Welfare Benefits	$—	$—	$—	$—	$90,004	$—	$—	$90,004
Outplacement	$—	$—	$—	$—	$25,000	$—	$—	$25,000
Excise Tax Forfeiture(9)	$—	$—	$—	$—	$(396,233)	$—	$—	$(741,538)
Total Value	$2,976,930	$2,448,269	$3,626,022	$4,090,855	$5,330,518	$2,448,269	$4,401,052	$5,330,518

For David G. Goodall, Executive Vice President — Commercial Banking

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
2008 Excess Plan	$—	$—	$9,930	$9,930	$9,930	$—	$—	$9,930
2008 SERP	$—	$—	$57,600	$57,600	$57,600	$—	$—	$57,600
Life Insurance(8)	$445	$445	$445	$500,000	$445	$445	$445	$445
Cash Severance (Base Salary)	$—	$—	$—	$—	$656,000	$—	$—	$656,000
Cash Severance (Bonus)	$—	$—	$—	$—	$393,600	$—	$—	$393,600
Restricted Stock Value	$—	$—	$492,391	$492,391	$492,391	$—	$492,391	$492,391
Health and Welfare Benefits	$—	$—	$—	$—	$45,881	$—	$—	$45,881
Outplacement	$—	$—	$—	$—	$25,000	$—	$—	$25,000
Excise Tax Forfeiture(9)	$—	$—	$—	$—	$—	$—	$—	$—
Total Value	$445	$445	$560,365	$1,059,921	$1,680,846	$445	$492,835	$1,680,846

For Larry A. Shoff, Executive Vice President and Chief Technology Officer

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
Pension Plan	$284,192	$284,192	$284,192	$142,096	$284,192	$284,192	$284,192	$284,192
Excess Plan	$51,635	$51,635	$51,635	$25,818	$51,635	$51,635	$51,635	$51,635
SERP	$1,971,282	$1,198,867	$1,971,282	$1,971,282	$1,978,989	$1,198,867	$2,186,554	$2,186,554
Life Insurance(8)	$47,544	$47,544	$47,544	$500,000	$47,544	$47,544	$47,544	$47,544
Cash Severance (Base Salary)	$—	$—	$—	$—	$587,000	$—	$—	$587,000
Cash Severance (Bonus)	$—	$—	$—	$—	$322,850	$—	$—	$322,850
Restricted Stock Value	$—	$—	$345,030	$345,030	$345,030	$—	$345,030	$345,030
Health and Welfare Benefits	$—	$—	$—	$—	$43,666	$—	$—	$43,666
Outplacement	$—	$—	$—	$—	$25,000	$—	$—	$25,000
Excise Tax Forfeiture(9)	$—	$—	$—	$—	$(309,181)	$—	$—	$(516,746)
Total Value	$2,354,653	$1,582,238	$2,699,682	$2,984,225	$3,376,725	$1,582,238	$2,914,954	$3,376,725

(1)

For Mr. Greig, the amounts are determined pursuant to the terms of his employment agreement and other applicable benefit arrangements. For the other named executive officers, none of whom has an employment agreement with us, the amounts are determined pursuant to the applicable benefit arrangements.

(2)

Upon the termination of a named executive officer’s employment as a result of a permanent disability, the named executive officer is entitled to all accrued benefits under the Pension Plan, Excess Plan, 2008 Excess Plan, SERP and 2008 SERP, as applicable. In addition, all unvested time-based restricted stock awards and all unvested stock option awards will vest in full. As all outstanding stock options are currently fully vested, the amount in the “Restricted Stock Value” column represents only the value of the accelerated vesting of unvested restricted stock awards outstanding for the named executive officers.

(3)

Upon death, each named executive officer’s designated beneficiary is entitled to receive a monthly payment equal to 50% of the named executive officer’s accrued Pension Plan, Excess Plan and 2008 Excess Plan benefits. Additionally, designated beneficiaries are entitled to a 15-year certain annuity payment based on 100% of the named executive officer’s accrued benefits under the SERP and 2008 SERP. In addition, all unvested time-based restricted stock awards and all unvested stock option awards will vest in full. As all outstanding stock options are currently fully vested, the amount in the “Restricted Stock Value” column represents only the value of the accelerated vesting of unvested restricted stock awards outstanding for the named executive officers.

(4)

Pursuant to the displacement agreements, the calculation of “Cash Severance (Base Salary)” equals the product of the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the displacement) multiplied by the named executive officer’s specific multiple (3.0 for Mr. Greig, 2.5 for Messrs. Bichsel and Richgels and 2.0 for Messrs. Goodall and Shoff). In addition, the calculation of each named executive officer’s “Cash Severance (Bonus)” is equal to the product of the target level of incentive compensation during the year in which the termination occurs, multiplied by the same multiple. Moreover, pursuant to the displacement agreements, all unvested time-based restricted stock awards and all unvested stock option awards vest in full upon displacement and, as all outstanding stock options are currently fully vested, the amount in the “Restricted Stock Value” column represents only the value of the accelerated vesting of unvested restricted stock awards outstanding for the named executive officers. The calculation of “Health and Welfare Benefits” includes identical medical, life and accidental death and dismemberment insurance benefits to those available to the named executive officer prior to the displacement corresponding with their specific multiple (in other words, 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.).

(5)

Pursuant to the Amended Change in Control Agreements, named executive officers that are terminated “For Cause” are not entitled to any additional compensation and only receive benefits accrued under the Pension Plan, Excess Plan, the 2008 Excess Plan, the SERP and 2008 SERP.

(6)

Pursuant to the Amended Change in Control Agreements, named executive officers who voluntary terminate their employment “Without Good Reason” are entitled to a SERP enhancement and any benefits accrued under the Pension Plan, the Excess Plan, the 2008 Excess Plan, the SERP and the 2008 SERP. In addition, all unvested time-based restricted stock awards and all unvested stock option awards will vest in full. As all outstanding stock options are currently fully vested, the amount in the “Restricted Stock Value” column represents only the value of the accelerated vesting of unvested restricted stock awards outstanding for the named executive officers.

(7)

Pursuant to the Amended Change in Control Agreements, the calculation of “Cash Severance (Base Salary)” equals the product of the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the displacement) multiplied by the named executive officer’s specific multiple (3.0 for Mr. Greig, 2.5 for Messrs. Bichsel and Richgels and 2.0 for Messrs. Goodall and Shoff). In addition, the calculation of each named executive officer’s “Cash Severance (Bonus)” is equal to the product of the target level of incentive compensation during the year in which the termination occurs, multiplied by the same multiple. Moreover, pursuant to the displacement agreements, all unvested time-based restricted stock awards and all unvested stock option awards vest in full upon displacement and, as all outstanding stock options are currently fully vested, the amount in the “Restricted Stock Value” column represents only the value of the accelerated vesting of unvested restricted stock awards outstanding for the named executive officers. The calculation of “Health and Welfare Benefits” includes identical medical, life and accidental death and dismemberment insurance benefits to those available to the named executive officer prior to the displacement corresponding with their specific multiple (in other words, 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.).

(8)

For all events other than death, the amount represents the cash surrender value for each named executive officer’s life insurance policy. In the event of death, the amount represents the benefit to be received by each named executive officer’s designated beneficiary under the executive’s life insurance policy.

(9)

Pursuant to the Amended Change in Control Agreements and displacement agreements, compensation and benefits for each named executive officer, other than Mr. Greig, that are subject to Internal Revenue Code Section 280G must be less than what Section 280G characterizes as a “golden parachute.” Consequently, the amount presented reflects the compensation that the named executive officers must forfeit under the Amended Change in Control Agreements and displacement agreements in order to not exceed the Section 280G threshold, assuming for this purpose that the applicable transaction under a displacement agreement was a “change in control” for purposes of Section 280G. As described above, Mr. Greig is entitled to receive a tax gross-up relating to the 20% excise tax imposed under Section 280G, but since the amounts payable to Mr. Greig as of December 31, 2011 did not constitute a “golden parachute,” Mr. Greig was not subject to the excise tax imposed under Section 280G and therefore would not have been entitled to the gross-up payment.

2011 Director Compensation

The following table sets forth compensation information for 2011 for each of the non-employee directors of FirstMerit. Directors who are also employees receive no additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Steven H. Baer	$68,335	$40,003	$—	$1,317	$109,655
Karen S. Belden	$95,955	$40,003	$16,012	$1,317	$153,287
R. Cary Blair	$102,235	$40,003	$—	$1,317	$143,555
John C. Blickle	$131,735	$40,003	$—	$1,317	$173,055
Robert W. Briggs	$88,885	$40,003	$3,197	$1,317	$133,402
Richard Colella	$68,335	$40,003	$26,843	$1,317	$136,498
Gina D. France	$86,735	$40,003	$19,233	$1,317	$147,288
Terry L. Haines	$73,820	$40,003	$22,780	$1,317	$137,920
J. Michael Hochschwender	$79,435	$40,003	$5,021	$1,317	$125,776
Clifford J. Isroff	$199,435	$40,003	$29,648	$1,317	$270,403
Philip A. Lloyd II	$116,185	$40,003	$—	$1,317	$157,505

(1)

The amounts reported in the “Fees Earned or Paid in Cash” column include any amounts deferred at the director’s election pursuant to the Director Deferred Plan. The amount also includes any fees received by the director for sitting on regional bank advisory boards.

(2)

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value for stock awards granted during 2011 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13, “Share-Based Compensation,” to the Consolidated Financial Statements included in FirstMerit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(3)

Earnings for all directors are related to the Director Deferred Plan and are based either on: (i) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year or (ii) the performance of FirstMerit common shares. The column includes all earnings related to the Moody’s average Corporate Bond Yield.

(4)	The amounts reported in the “All Other Compensation” column consist solely of dividends paid on restricted stock grants or dividend equivalents paid on exercised options.

The aggregate number of stock awards and the aggregate number of option awards outstanding on December 31, 2011 are as follows:

Name	Restricted Stock Awards	Option Awards
Steven H. Baer	2,404	0
Karen S. Belden	2,404	22,323
R. Cary Blair	2,404	22,323
John C. Blickle	2,404	22,323
Robert W. Briggs	2,404	22,323
Richard Colella	2,404	22,323
Gina D. France	2,404	9,133
Terry L. Haines	2,404	22,323
J. Michael Hochschwender	2,404	6,089
Clifford J. Isroff	2,404	22,323
Philip A. Lloyd II	2,404	22,323

In 2011, in consultation with Gough, the Board determined that in order to attract and retain directors with the skills necessary to lead our business and increase shareholder value it was necessary to restructure the director compensation program and increase the cash fees and equity grants for our non-employee directors. In deciding to restructure the program, the Board considered the increased emphasis on director oversight resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and other recently enacted legislation, our recent substantial increase in operations and assets resulting from, among other things, our acquisitions in the greater Chicago area, and an increased emphasis on equity compensation, which will further align the interests of our non-employee directors with those of our shareholders. In addition, the Board considered the fact that, despite the increased emphasis on director oversight and our increased operations and assets, the compensation payable to our directors had remained largely unchanged for three years with respect to certain elements, and as many as five years with respect to other elements. These changes, which are described in detail below, became effective on April 1, 2011.

Following the restructuring of the director compensation program, effective as of April 1, 2011, the annual cash retainer for service on the Board of Directors is $40,000, and the Board’s Lead Independent Director, whose governance role and responsibilities are broad and significant, receives an additional annual cash retainer of $65,000, in each case pro-rated and payable monthly in advance. In addition, the Board eliminated meeting attendance fees for Board members and replaced them with additional annual cash retainer fees, as follows: Audit Committee and Risk Committee members receive $25,000 and the Audit Chair and Risk Chair each receive $45,000; Compensation Committee members receive $20,000 and the Compensation Chair receives $34,000; and Governance members receive $15,000 and the Governance Chair receives $24,000.

Prior to April 1, 2011, the annual retainer for service on the Board of Directors was $27,000, and the Lead Independent Director received an additional annual retainer of $60,000. Prior to the elimination of meeting attendance fees effective as April 1, 2011, directors received $2,000 for each Board meeting attended ($750 per meeting for telephone participation). Audit Committee and Risk Committee members received $2,500 per committee meeting attended, with the Audit Chair receiving an annual retainer of $10,000, pro-rated and payable monthly in advance, and $3,500 per meeting. Risk Committee members received $2,500 per committee meeting attended, with the Risk Chair receiving $3,500 per meeting. Compensation Committee members received $1,550 per committee meeting attended, with the Compensation Chair receiving $3,100 per meeting. Other Board Committee members received $1,350 per committee meeting attended, with the Committee Chair receiving $2,700 per meeting.

On April 20, 2011, each non-employee director received a grant of 2,404 restricted shares, representing approximately $40,000 in restricted share value as of the grant date. The restrictions on the award lapse one year after the grant date. In addition, in February 1996, the Board adopted share ownership guidelines for its directors. The guidelines state that within five years after adoption or commencement of service as a director, each director of FirstMerit should own common shares having a market value equal to at least five times the director’s base retainer. As of May 2011, each non-employee director was either in compliance with the share ownership guidelines or had not completed a fifth year of service on the Board.

Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, FirstMerit offers flexibility to non-employee directors with respect to the form and timing of compensation payment by providing participating directors the opportunity to defer all or a portion of their director fees and invest in a variety of investment vehicles, including our common shares. Directors electing to participate in the Director Deferred Plan have the option of investing deferred compensation into cash, stock and/or asset accounts, each of which is maintained by us in the name of each participant.

Participating directors may elect to establish an annual cash account, which will be maintained solely for recordkeeping purposes. If a participating director chooses to establish a cash account, FirstMerit will maintain a cash account in the name of the participant and credit the account with any deferred compensation plus interest at a rate that is two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year. Participating directors are 100% vested in their cash account at all times.

If a participating director chooses to establish a stock account, FirstMerit will maintain a stock account in the name of the participant and credit such account with stock credits equal to the number of our common shares that could have been purchased with the amount of any deferred compensation at the closing price of our common shares on the day on which the stock account is credited. In addition, the stock account is credited with any dividends paid on our common shares. Participants are 100% vested in their stock account at all times.

A participating director may also elect to establish an annual asset account, which will be maintained by FirstMerit in the name of the participant. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Director Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time to time. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset account at all times.

For deferred compensation attributed to a participating director’s cash and/or asset account, distributions will be made within 30 days after the last day of the month in which the participant’s Separation from Service (as such term is defined under the Director Deferred Plan) occurs and a participant may elect to receive amounts from their cash and/or asset account in either a lump sum payment or in up to 120 monthly installments. For distributions of a participant’s stock account, the distribution will be made within 30 days after the last day of the month in which the participant’s Separation from Service occurs and a participant may elect to receive distribution amounts in either a lump sum payment, 120 monthly installments, or in 10 annual installments, depending on the date the deferrals were made. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in their cash and/or stock account in a single sum or in up to five equal annual installments during service as a director, provided such election is made at least one year prior to the date of the requested distribution. Notwithstanding the foregoing, all of a participating director’s cash, stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole common shares, while distributions from a participant’s cash and/or asset account will be made in cash.

Eight of our non-employee directors have participated in the Director Deferred Plan during their service as directors. The following table provides details for those directors who have elected to participated in the Director Deferred Plan.

Name	Director Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Steven H. Baer	$—	$—	$—	$—	$—
Karen S. Belden	$—	$—	$(59,525)	$—	$540,668
R. Cary Blair	$—	$—	$—	$—	$—
John C. Blickle	$26,347	$—	$(250,042)	$—	$1,029,941
Robert W. Briggs	$88,885	$—	$(43,638)	$—	$312,857
Richard Colella	$34,168	$—	$1,717	$—	$519,775
Gina D. France	$92,735	$—	$(17,821)	$—	$485,718
Terry L. Haines	$—	$—	$(106,089)	$208,631	$639,291
J. Michael Hochschwender	$63,548	$—	$(32,231)	$—	$307,833
Clifford J. Isroff	$—	$—	$29,648	$35,000	$438,299
Philip A. Lloyd II	$—	$—	$—	$—	$—

(1)

Earnings for all directors are related to the Director Deferred Plan and are based either on: (i) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year, (ii) the performance of certain investment fund indices, or (iii) the performance of the common shares. The column includes all earnings accrued in 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for FirstMerit’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of FirstMerit’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Audit Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the appointment of FirstMerit’s independent registered public accounting firm and must pre-approve all services provided.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. FirstMerit believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of FirstMerit’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with management of FirstMerit, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the Company’s independent registered public accounting firm for the year ended December 31, 2011, Ernst & Young LLP (“EY”). The Audit Committee also discussed with EY matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. EY provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with EY any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of EY, and the Audit Committee has satisfied itself as to EY’s independence.

Based upon the Audit Committee’s discussions with management and EY, and the Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that EY be retained as the Company’s independent registered public accounting firm for the 2012 fiscal year.

The Audit Committee:

John C. Blickle, Chair

Karen S. Belden

Gina D. France

J. Michael Hochschwender

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed EY as the independent registered public accounting firm to examine the books, records and accounts of FirstMerit and its subsidiaries for the fiscal year ending December 31, 2012. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

EY was the independent registered public accounting firm of FirstMerit for the fiscal year ended December 31, 2011, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, appointment of FirstMerit’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this appointment as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of EY as FirstMerit’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposal Two. Abstentions will be counted as present and entitled to vote on the matter for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of FirstMerit’s independent registered public accounting firm. Even if the current appointment is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of EY and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of FirstMerit and its shareholders.

Representatives of EY will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH UNANIMOUSLY RECOMMEND A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by EY for fiscal 2011 and 2010 were as follows:

	2011	2010
Audit Fees	$1,284,214	$2,139,897
Audit-Related Fees	$275,661	$321,612
Tax Fees	$24,515	$0
All Other Fees	$0	$0

Audit Fees consist of fees billed in the last two fiscal years for the audit of FirstMerit’s annual financial statements, the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for accounting consultations and assurance services reasonably related to the audit and review of FirstMerit’s financial statements.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning. There were no tax fees billed by EY for 2010.

All Other Fees. No other fees were incurred for 2011 or 2010.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of EY and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chair, provided that fees for the pre-approved services do not exceed $50,000 and that the pre-approval is to be reviewed with the Audit Committee at its next regular meeting. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees and Tax Fees described above were pre-approved by the Audit Committee. A copy of the pre-approval policy is available at www.firstmerit.com.

PROPOSAL THREE — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF

FIRSTMERIT’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and corresponding SEC rules enable FirstMerit’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with Commission rules. Accordingly, pursuant to Section 14A(1) of the Exchange Act, the following resolution will be submitted for shareholder approval at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of FirstMerit’s named executive officers, as disclosed in proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure, hereby is APPROVED.

The Board of Directors believes that FirstMerit’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are imperative to align the compensation of the Company’s named executive officers with FirstMerit’s business goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate the Company’s key executives who are directly responsible for the Company’s continued success. In addition, the Board of Directors believes that its pay-for-performance philosophy and incentive-based compensation opportunities are designed to be competitive with the opportunities offered by similarly situated financial institutions within FirstMerit’s geographic footprint. This compensation philosophy, and the programs and policies adopted and approved by the Compensation Committee thereunder, has allowed FirstMerit to attract and retain talented financial services necessary to successfully lead the Company during the recent period of economic turbulence and its significant acquisition and integration strategy during 2011.

An identical “Say on Pay” proposal was approved by a significant majority of the common shares voted at the 2011 Annual Meeting of Shareholders.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of our named executive officers in the section captioned “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement.

The proposal to approve the resolution regarding the compensation of FirstMerit’s named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to the Company’s named executive officers, or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions. FirstMerit currently conducts say-on-pay votes every year, and expects to hold the next say-on-pay vote in connection with its 2013 annual meeting of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF FIRSTMERIT’S NAMED EXECUTIVE OFFICERS.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this proxy statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by FirstMerit under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that FirstMerit specifically incorporates such information by reference.

JUDITH A. STEINER

Secretary

Akron, Ohio

March 8, 2012

ANNUAL MEETING OF SHAREHOLDERS OF

FIRSTMERIT CORPORATION

April 18, 2012

COMMON

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 18, 2012

The Proxy Statement, Form 10-K for the year ended December 31, 2011 and the 2011 Annual Report to Shareholders are available at http://www.proxydocs.com/fmer

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

21230300000000000000 2 041812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1. Election of twelve directors 2. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2012.

NOMINEES:

FOR ALL NOMINEES O Steven H. Baer

O Karen S. Belden FOR AGAINST ABSTAIN

WITHHOLD AUTHORITY O R. Cary Blair 3. Approve, on an advisory basis, the compensation of FirstMerit’s named executive officers.

FOR ALL NOMINEES O John C. Blickle

O Robert W. Briggs

FOR ALL EXCEPT O Richard Colella

(See instructions below) 4. Such other business which is properly brought before said meeting and any adjournments thereof.

O Gina D. France

O Paul G. Greig

O Terry L. Haines The Board of Directors Recommends a Vote FOR All Nominees and FOR Proposals 2 and 3.

O J. Michael Hochschwender

O Clifford J. Isroff

O Philip A. Lloyd II The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a proxy statement.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FIRSTMERIT CORPORATION

April 18, 2012

COMMON

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 18, 2012

The Proxy Statement, Form 10-K for the year ended December 31, 2011 and the 2011 Annual Report to Shareholders are available at http://www.proxydocs.com/fmer

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

21230300000000000000 2

041812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of twelve directors

NOMINEES:

FOR ALL NOMINEES O Steven H. Baer

O Karen S. Belden

WITHHOLD AUTHORITY O R. Cary Blair

FOR ALL NOMINEES O John C. Blickle

O Robert W. Briggs

FOR ALL EXCEPT O Richard Colella

(See instructions below)

O Gina D. France

O Paul G. Greig

O Terry L. Haines

O J. Michael Hochschwender

O Clifford J. Isroff

O Philip A. Lloyd II

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2012. FOR AGAINST ABSTAIN

3. Approve, on an advisory basis, the compensation of FirstMerit’s named executive officers. FOR AGAINST ABSTAIN

4. Such other business which is properly brought before said meeting and any adjournments thereof.

The Board of Directors Recommends a Vote FOR All Nominees and FOR Proposals 2 and 3.

The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a proxy statement.

DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

COMMON FIRSTMERIT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTMERIT CORPORATION.

The undersigned hereby appoints PAUL G. GREIG, TERRENCE E. BICHSEL AND JUDITH A. STEINER, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of FirstMerit Corporation on Wednesday, April 18, 2012, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” THE APPROVAL OF PROPOSALS TWO AND THREE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side.)

COMMENTS:

14475